As filed with the Securities and Exchange Commission on May 28, 2009
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The Williams Companies, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	4922	73-0569878
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Williams Center
Tulsa, Oklahoma 74172
(918) 573-2000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

James J. Bender, Esq.
Senior Vice President and General Counsel
The Williams Companies, Inc.
One Williams Center
Tulsa, Oklahoma 74172
(918) 573-2000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With a copy to:

Richard M. Russo
Gibson, Dunn & Crutcher LLP
1801 California Street, Suite 4200
Denver, Colorado 80202
(303) 298-5700

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

** If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed Maximum	Amount of
Title of Each Class of	Amount	Maximum Offering	Aggregate	Registration
Securities to be Registered	to be Registered	Price per Unit(1)	Offering Price(1)	Fee
8.75% Senior Notes due 2020	$600,000,000	100%	$600,000,000	$33,480

(1)	Exclusive of accrued interest, if any, and estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.

SUBJECT TO COMPLETION, DATED MAY 28, 2009

PROSPECTUS

$600,000,000

The Williams Companies, Inc.

Exchange Offer for All Outstanding
8.75% Senior Notes due 2020
(CUSIP Nos. 969457 BR0, U96906 AF6, and 969457 BT6)
for new 8.75% Senior Notes due 2020
that have been registered under the Securities Act of 1933

This exchange offer will expire at 5:00 p.m., New York City time,
on          , 2009, unless extended.

The Exchange Notes:

•	The terms of the registered 8.75% Senior Notes due 2020 to be issued in the exchange offer are substantially identical to the terms of the outstanding 8.75% Senior Notes due 2020, except that provisions relating to transfer restrictions, registration rights, and additional interest will not apply to the exchange notes.

•	We are offering the exchange notes pursuant to a registration rights agreement that we entered into in connection with the issuance of the outstanding notes.

Material Terms of the Exchange Offer:

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2009, unless extended.

•	Upon expiration of the exchange offer, all outstanding notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of exchange notes.

•	You may withdraw tendered outstanding notes at any time at or prior to the expiration of the exchange offer.

•	The exchange offer is not subject to any minimum tender condition, but is subject to customary conditions.

•	The exchange of the exchange notes for outstanding notes will not be a taxable exchange for U.S. federal income tax purposes.

•	There is no existing public market for the outstanding notes or the exchange notes.

See “Risk Factors” beginning on page 8

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated          , 2009

Page

WHERE YOU CAN FIND MORE INFORMATION	i
INCORPORATION BY REFERENCE	ii
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	ii
PROSPECTUS SUMMARY	1
RISK FACTORS	8
USE OF PROCEEDS	23
CAPITALIZATION	23
THE EXCHANGE OFFER	24
DESCRIPTION OF NOTES	32
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	47
PLAN OF DISTRIBUTION	52
LEGAL MATTERS	53
EXPERTS	53
EX-5.1
EX-23.1
EX-23.3
EX-23.4
EX-24.1
EX-25.1
EX-99.1
EX-99.2
EX-99.3
EX-99.4
EX-99.5

You should rely only upon the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. You should assume the information appearing in this prospectus and the documents incorporated by reference herein are accurate only as of their respective dates. Our business, financial condition, results of operations, and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file reports and other information with the Securities and Exchange Commission (the “SEC”). The public may read and copy any reports or other information that we file with the SEC at the SEC’s public reference room, 100 F Street NE, Washington, D.C. 20549-2521. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Unless specifically listed under “Incorporation by Reference” below, the information contained on the SEC web site is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide this information and any and all of the documents referred to herein, including the registration rights agreement and the indenture for the notes, which are summarized in this prospectus, without charge to each person to whom a copy of this prospectus has been delivered, who makes a request by writing or calling us at the following address or telephone number:

The Williams Companies, Inc.
Investor Relations
One Williams Center
Tulsa, Oklahoma 74172
(918) 573-2000

In order to ensure timely delivery, you must request the information no later than five business days before the expiration of the exchange offer.

INCORPORATION BY REFERENCE

We incorporate by reference into this prospectus the following documents that we have filed with the SEC, which means that we can disclose important information to you by referring to those filings:

•	our annual report on Form 10-K for the year ended December 31, 2008 (our “2008 10-K”);

•	the information included in our revised definitive proxy statement on Schedule 14A filed with the SEC on May 5, 2009, under the headings “Proposal 1 — Election of Directors,” “Compliance with Section 16(a) of the Securities Exchange Act of 1934,” “Corporate Governance and Board Matters,” “Compensation Discussion and Analysis,” “Executive Compensation and Other Information,” “Equity Compensation Stock Plans,” “Security Ownership of Certain Beneficial Owners and Management,” and “Principal Accountant Fees and Services”;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2009 (our “2009 First Quarter 10-Q”); and

•	our current reports on Form 8-K filed with the SEC on February 26, 2009, March 3, 2009, March 11, 2009, March 23, 2009, April 3, 2009, and May 28, 2009 (which revised certain items of our 2008 10-K, to the extent applicable, for retrospective presentation and disclosure requirements of Statement of Financial Accounting Standards (“SFAS”) No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (our “May 2009 8-K”)).

We also incorporate by reference each of the documents that we file with the SEC (excluding those filings made under Items 2.02 or 7.01 of Form 8-K and corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit, or other information furnished to the SEC) under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act on or after the date of the initial registration statement and prior to effectiveness of the registration statement and on or after the date of this prospectus and prior to the completion of the exchange offer. Any statements made in such documents will automatically update and supersede the information contained in this prospectus, and any statements made in this prospectus update and supersede the information contained in past SEC filings incorporated by reference into this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information contained or incorporated by reference in this prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions, and other matters. Words such as “anticipates,” “believes,” “could,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “may,” “might,” “objective,” “planned,” “potential,” “projects,” “scheduled,” “should,” and other similar expressions identify those statements that are forward-looking. These statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•	amounts and nature of future capital expenditures;

•	expansion and growth of our business and operations;

•	financial condition and liquidity;

•	business strategy;

•	estimates of proved gas and oil reserves;

•	reserve potential;

•	development drilling potential;

•	cash flow from operations or results of operations;

•	seasonality of certain business segments; and

ii

•	natural gas and natural gas liquids prices and demand.

Forward-looking statements are based on numerous assumptions, uncertainties, and risks that could cause future events or results to be materially different from those stated or implied in this prospectus. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

•	availability of supplies (including the uncertainties inherent in assessing, estimating, acquiring and developing future natural gas reserves), market demand, volatility of prices, and the availability and cost of capital;

•	inflation, interest rates, fluctuation in foreign exchange, and general economic conditions (including the current economic slowdown and the disruption of global credit markets and the impact of these events on our customers and suppliers);

•	the strength and financial resources of our competitors;

•	development of alternative energy sources;

•	the impact of operational and development hazards;

•	costs of, changes in, or the results of laws, government regulations (including proposed climate change legislation), environmental liabilities, litigation, and rate proceedings;

•	our costs and funding obligations for defined benefit pension plans and other postretirement benefit plans;

•	changes in maintenance and construction costs;

•	changes in the current geopolitical situation;

•	risks related to strategy and financing, including restrictions stemming from our debt agreements, future changes in our credit ratings, and the availability and cost of credit;

•	risks associated with future weather conditions;

•	our exposure to the credit risk of our customers;

•	acts of terrorism; and

•	additional risks described in our filings with the SEC.

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

In addition to causing our actual results to differ, the factors listed above and referred to below may cause our intentions to change from those statements of intention set forth or incorporated by reference in this prospectus. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.

Because forward-looking statements involve risks and uncertainties, we caution that there are important factors, in addition to those listed above, that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include the risks set forth under the caption “Risk Factors” in this prospectus.

iii

PROSPECTUS SUMMARY

This summary highlights some of the information contained or incorporated by reference in this prospectus. This summary may not contain all of the information that may be important to you. For a more complete understanding of this exchange offer, we encourage you to read this entire prospectus and the documents incorporated by reference herein. You should carefully consider the issues discussed in the “Risk Factors” section of this prospectus. Unless we have indicated otherwise or the context otherwise requires, references in this prospectus to “The Williams Companies, Inc.,” “Williams,” “we,” “us,” “our,” and similar terms are to The Williams Companies, Inc. and its subsidiaries.

Our Company

We are a natural gas company originally incorporated under the laws of the state of Nevada in 1949 and reincorporated under the laws of the state of Delaware in 1987. We were founded in 1908 when two Williams brothers began a construction company in Fort Smith, Arkansas. Today, we primarily find, produce, gather, process, and transport natural gas. Our operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, the Eastern Seaboard, and the province of Alberta in Canada.

Our business segments are Exploration & Production, Gas Pipeline, Midstream Gas & Liquids, Gas Marketing Services, and Other. See “Business Segments” in Item 1 of Part I of our 2008 10-K for a more detailed description of the assets owned and services provided by each of our business segments.

Our principal executive offices are located at One Williams Center, Tulsa, Oklahoma 74172, and our telephone number is (918) 573-2000.

SUMMARY OF THE EXCHANGE OFFER

The following is a summary of the principal terms of the exchange offer. A more detailed description is contained in the section “The Exchange Offer.” The term “outstanding notes” refers to our outstanding 8.75% Senior Notes due 2020, which were issued on March 5, 2009. The term “exchange notes” refers to our 8.75% Senior Notes due 2020 offered by this prospectus, which have been registered under the Securities Act of 1933, as amended (the “Securities Act”). The term “notes” refers to the outstanding notes and the exchange notes offered in the exchange offer, collectively. The term “indenture” refers to the indenture that governs both the outstanding notes and the exchange notes.

The Exchange Offer	We are offering to exchange $1,000 principal amount of exchange notes, which have been registered under the Securities Act, for each $1,000 principal amount of outstanding notes, subject to a minimum exchange of $2,000. As of the date of this prospectus, $600,000,000 aggregate principal amount of the outstanding notes is outstanding. We issued the outstanding notes in a private transaction for resale pursuant to Rule 144A and Regulation S of the Securities Act. The terms of the exchange notes are substantially identical to the terms of the outstanding notes, except that provisions relating to transfer restrictions, registration rights, and rights to increased interest in addition to the stated interest rate on the outstanding notes (“Additional Interest”) will not apply to the exchange notes.

In order to exchange your outstanding notes for exchange notes, you must properly tender them at or before the expiration of the exchange offer.

Expiration Time	The exchange offer will expire at 5:00 p.m., New York City time, on , 2009, unless the exchange offer is extended, in which case the expiration time will be the latest date and time to which the exchange offer is extended. See “The Exchange Offer — Terms of the Exchange Offer; Expiration Time.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, see “Exchange Offer — Conditions to the Exchange Offer,” some of which we may waive in our sole discretion. The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered.

Procedures for Tendering Outstanding Notes	You may tender your outstanding notes through book-entry transfer in accordance with The Depository Trust Company’s Automated Tender Offer Program, known as ATOP. If you wish to accept the exchange offer, you must:

• complete, sign, and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in the letter of transmittal, and mail or otherwise deliver the letter of transmittal, together with your outstanding notes, to the exchange agent at the address set forth under “The Exchange Offer — The Exchange Agent”; or

• arrange for The Depository Trust Company to transmit to the exchange agent certain required information, including an agent’s message forming part of a book-entry transfer in which you agree to be bound by the terms of the letter of transmittal, and transfer the outstanding notes being tendered into the exchange agent’s account at The Depository Trust Company.

You may tender your outstanding notes for exchange notes in whole or in part in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

See “The Exchange Offer — How to Tender Outstanding Notes for Exchange.”

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and time will not permit your required documents to reach the exchange agent by the expiration time, or the procedures for book-entry transfer cannot be completed by the expiration time, you may tender your outstanding notes according to the guaranteed delivery procedures described in “The Exchange Offer — Guaranteed Delivery Procedures.”

Special Procedures for Beneficial Owners	If you beneficially own outstanding notes registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf. See “The Exchange Offer — How to Tender Outstanding Notes for Exchange.”

Withdrawal of Tenders	You may withdraw your tender of outstanding notes at any time at or prior to the expiration time by delivering a written notice of withdrawal to the exchange agent in conformity with the procedures discussed under “The Exchange Offer — Withdrawal Rights.”

Acceptance of Outstanding Notes and Delivery of Exchange Notes	Upon consummation of the exchange offer, we will accept any and all outstanding notes that are properly tendered in the exchange offer and not withdrawn at or prior to the expiration time. The exchange notes issued pursuant to the exchange offer will be delivered promptly after acceptance of the tendered outstanding notes. See “The Exchange Offer — Terms of the Exchange Offer; Expiration Time.”

Registration Rights Agreement	We are making the exchange offer pursuant to the registration rights agreement that we entered into on March 5, 2009, with the initial purchasers of the outstanding notes.

Resales of Exchange Notes	We believe that the exchange notes issued in the exchange offer may be offered for resale, resold, or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

• you are not an “affiliate” of ours;

• the exchange notes you receive pursuant to the exchange offer are being acquired in the ordinary course of your business;

• you have no arrangement or understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer;

• if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of the exchange notes issued in the exchange offer; and

•  if you are a broker-dealer, you will receive the exchange notes for your own account, the outstanding notes were acquired by you as a result of market-making or other trading activities, and you will deliver a prospectus when you resell or transfer any exchange notes issued in the exchange offer. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

If you do not meet these requirements, your resale of the exchange notes must comply with the registration and prospectus delivery requirements of the Securities Act.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties. The staff of the SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar determination with respect to this exchange offer.

If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

See “The Exchange Offer — Consequences of Exchanging Outstanding Notes.”

Consequences of Failure to Exchange Your Outstanding Notes	If you do not exchange your outstanding notes in the exchange offer, your outstanding notes will continue to be subject to the restrictions on transfer provided in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold unless registered or sold in a transaction exempt from registration under the Securities Act and applicable state securities laws. If a substantial amount of the outstanding notes is exchanged for a like amount of the exchange notes, the liquidity and the trading market for your untendered outstanding notes could be adversely affected.

See “The Exchange Offer — Consequences of Failure to Exchange Outstanding Notes.”

Exchange Agent	The exchange agent for the exchange offer is The Bank of New York Mellon Trust Company, N.A. For additional information, see “The Exchange Offer — Exchange Agent” and the accompanying letter of transmittal.

Material U.S. Federal Income Tax Considerations	The exchange of your outstanding notes for exchange notes will not be a taxable exchange for United States federal income tax purposes. You should consult your own tax advisor as to the tax consequences to you of the exchange offer, as well as tax consequences of the ownership and disposition of the exchange notes. For additional information, see “Material U.S. Federal Income Tax Considerations.”

SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

The terms of the exchange notes are substantially the same as the outstanding notes, except that provisions relating to transfer restrictions, registration rights, and Additional Interest will not apply to the exchange notes. The following is a summary of the principal terms of the exchange notes. A more detailed description is contained in the section “Description of Notes” in this prospectus.

Issuer	The Williams Companies, Inc.

Securities Offered	$600,000,000 aggregate principal amount of 8.75% Senior Notes due 2020. The exchange notes will not be listed on any securities exchange.

Maturity Date	January 15, 2020.

Interest Payment Dates	January 15 and July 15 of each year, commencing on July 15, 2009.

Interest	Interest began accruing on March 5, 2009, at a rate of 8.75% per annum on the principal amount.

Mandatory Redemption	We will not be required to make mandatory redemption or sinking fund payments with respect to the notes.

Optional Redemption	We may redeem some or all of the exchange notes at any time at the redemption prices described in “Description of Notes — Optional Redemption.”

Ranking	The exchange notes will be our senior unsecured obligations and will rank equally with all of our other existing and future senior unsecured indebtedness.

Certain Covenants	The indenture governing the notes contains limitations on, among other things:

• the incurrence of liens on assets to secure certain debt; and

• certain mergers or consolidations and transfers of assets.

These covenants are subject to exceptions. See “Description of Notes — Certain Covenants.”

Denomination	The notes will be issued only in denominations of $2,000 and in integral multiples of $1,000 in excess of $2,000.

Governing Law	The notes and the indenture are governed by the law of the State of New York.

Risk Factors	See “Risk Factors” for a discussion of certain risks you should carefully consider.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth our selected historical consolidated financial data for each of the periods indicated. The following financial data at December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008, have been derived from our audited financial statements and should be read in conjunction with the revised Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 8, “Financial Statements and Supplementary Data” included in Exhibit 99.1 of our May 2009 8-K, which revised certain items of our 2008 10-K. The 2008 10-K and the May 2009 8-K are incorporated by reference herein. The following financial data at December 31, 2006, 2005, and 2004, and for the years ended December 31, 2005 and 2004 has been prepared from our accounting records. The following financial data as of March 31, 2009, and for the three-month periods ended March 31, 2009 and 2008 have been derived from our unaudited condensed financial statements and should be read in conjunction with Part I, Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Part I, Item 1, “Financial Statements” of our 2009 First Quarter 10-Q. Our unaudited condensed financial statements have been prepared on the same basis as our audited financial statements referred to above and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation of our financial conditions, result of operations, and cash flows for such periods. Operating results for the three months ended March 31, 2009 are not necessarily indicative of the results that may be expected for the year ending December 31, 2009.

	Three Months Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(Unaudited)
	(Millions, except per-share amounts)

Income Statement Data:
Revenues(1)	$2,128	$3,204	$12,352	$10,486	$9,299	$9,690	$8,343
Income (loss) from continuing operations(2)	(217)	455	1,508	937	387	499	170
Income (loss) from discontinued operations(3)	(7)	84	84	143	(38)	(157)	15
Cumulative effect of change in accounting principles(4)	—	—	—	—	—	(2)	—
Amounts attributable to The Williams Companies Inc.:
Income (loss) from continuing operations	(165)	416	1,334	847	347	473	149
Income (loss) from discontinued operations	(7)	84	84	143	(38)	(157)	15
Cumulative effect of change in accounting principles	—	—	—	—	—	(2)	—
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	(.29)	.70	2.26	1.40	.57	.79	.28
Income (loss) from discontinued operations	(.01)	.14	.14	.23	(.06)	(.26)	.03
Cash dividends declared per common share	.11	.10	.43	.39	.345	.25	.08

	As of March 31,	As of December 31,
	2009	2008	2007	2006	2005	2004
	(Unaudited)
	(Millions)

Balance Sheet Data:
Total assets	$25,368	$26,006	$25,061	$25,402	$29,443	$23,993
Short-term notes payable and long-term debt due within one year	164	196	143	392	123	250
Long-term debt	8,278	7,683	7,757	7,622	7,591	7,712
Stockholders’ equity	8,326	8,440	6,375	6,073	5,427	4,956

(1)	Prior period amounts reported for Exploration & Production have been adjusted to reflect the presentation of certain revenues and costs on a net basis. These adjustments reduced revenues and reduced costs and operating expenses by the same amount, with no net impact on segment profit. The reductions were $72 million in 2007, $77 million in 2006, $91 million in 2005, and $65 million in 2004.

(2)	See Note 4 of Notes to Consolidated Financial Statements in Item 8 of Exhibit 99.1 of our May 2009 8-K for discussion of asset sales, impairments, and other accruals in 2008, 2007, and 2006. Income from continuing operations for 2005 includes an $82 million charge for litigation contingencies and a $110 million charge for impairments of certain equity investments. Income from continuing operations for 2004 includes $94 million of income from a favorable arbitration award and $282 million of early debt retirement costs.

(3)	See Note 2 of Notes to Consolidated Financial Statements in Item 8 of Exhibit 99.1 of our May 2009 8-K for the analysis of the 2008, 2007, and 2006 income (loss) from discontinued operations. The discontinued operations results for 2005 includes our former power business while 2004 includes the power business, the Canadian straddle plants, and the Alaska refining, retail, and pipeline operations.

(4)	The 2005 cumulative effect of change in accounting principles is due to the implementation of Financial Accounting Standards Board Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations — an Interpretation of FASB statement No. 143.”

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for each of the periods indicated.

	Three Months
	Ended
	March 31,		Year Ended December 31,
	2009		2008	2007	2006	2005	2004

Ratio of Earnings to Fixed Charges(a)		(b)	4.09	2.94	1.84	2.19	1.39

(a)	The ratio has been computed by dividing earnings by fixed charges. For purposes of computing these ratios, earnings means the following: income (loss) from continuing operations before income taxes and cumulative effect of change in accounting principles, and preferred returns of consolidated subsidiaries, less equity earnings; plus fixed charges (discussed below) and an adjustment to reflect actual distributions from equity investments; less capitalized interest and preferred distributions. Fixed charges means the sum of the following: interest accrued, including a proportionate share from equity-method investees; that portion of rental expense that we believe to represent an interest factor; and the pretax effect of preferred distributions.

(b)	Earnings were inadequate to cover fixed charges by $261 million.

RISK FACTORS

The exchange notes involve substantial risks similar to those associated with the outstanding notes. To understand these risks you should carefully consider the risk factors set forth below.

Risks Related to the Exchange

We cannot assure you that an active trading market for the exchange notes will exist if you desire to sell the exchange notes.

There is no existing public market for the outstanding notes or the exchange notes. The liquidity of any trading market in the exchange notes, and the market prices quoted for the exchange notes, may be adversely affected by changes in the overall market for these types of securities, and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that you will be able to sell the exchange notes or that, if you can sell your exchange notes, you will be able to sell them at an acceptable price.

You may have difficulty selling any outstanding notes that you do not exchange.

If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to hold outstanding notes subject to restrictions on their transfer. Those transfer restrictions are described in the indenture governing the outstanding notes and in the legend contained on the outstanding notes, and arose because we originally issued the outstanding notes under an exemption from the registration requirements of the Securities Act.

Outstanding notes that are not tendered or are tendered but not accepted for exchange will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture and the legend contained on the outstanding notes regarding the transfer restrictions of the outstanding notes. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register under the Securities Act or under any state securities laws the outstanding notes that are not tendered in the exchange offer or that are tendered in the exchange offer but are not accepted for exchange. If a substantial amount of the outstanding notes is exchanged for a like amount of the exchange notes issued in the exchange offer, the liquidity of your outstanding notes could be adversely affected. See “The Exchange Offer — Consequences of Failure to Exchange Outstanding Notes” for a discussion of additional consequences of failing to exchange your outstanding notes.

Risks Related to the Notes

We are substantially leveraged and the indenture governing the notes does not restrict our ability or our subsidiaries’ ability to incur additional indebtedness. The notes will be structurally subordinated to the existing and future indebtedness of our subsidiaries.

As a result of our substantial leverage, we may not generate sufficient cash to service our indebtedness, including the notes. Also, our leverage levels could limit our ability to finance future acquisitions, develop additional projects, compete effectively, and operate successfully under adverse economic conditions. As of March 31, 2009, we had $8.44 billion of outstanding indebtedness, which consists of $8.22 billion of senior unsecured indebtedness, $165.0 million of secured indebtedness, and $52.8 million of indebtedness that is contractually subordinated to the notes.

Our subsidiaries also have significant amounts of indebtedness. As of March 31, 2009, of the $8.44 billion of our outstanding indebtedness as of such, approximately $3.13 billion was indebtedness of our subsidiaries.

The indenture governing the notes does not limit our ability or the ability of our subsidiaries or joint ventures to incur additional debt or issue additional preferred stock. Accordingly, we or our subsidiaries or joint ventures could enter into acquisitions, refinancings, recapitalizations, or other highly leveraged transactions that could significantly increase our or our subsidiaries’ total amount of outstanding debt. The interest payments needed to service this increased level of indebtedness could have a material adverse effect on our or our subsidiaries’ operating results. A highly leveraged capital structure could also impair our or our subsidiaries’ overall credit quality, making it more difficult for us to finance our operations or issue future indebtedness on favorable terms, and could result in a downgrade in the ratings of our indebtedness, including the notes, by rating agencies. Further, if any of our or our subsidiaries’ indebtedness is accelerated due to an event of default under such indebtedness and such acceleration results in an event of default under some or all of our other indebtedness, including the notes, we may not have sufficient funds to repay all of the accelerated indebtedness and the notes simultaneously.

Claims of creditors of our subsidiaries and joint ventures will have priority over your claims with respect to the assets and earning of our subsidiaries and joint ventures. In addition, the stock or assets of certain of our operating subsidiaries and joint ventures is directly or indirectly pledged to secure their financings and, therefore, may be unavailable as potential sources of repayment of the notes.

Risks Inherent to our Industry and Business

The long-term financial condition of our natural gas transportation and midstream businesses is dependent on the continued availability of natural gas supplies in the supply basins that we access, demand for those supplies in our traditional markets, and the prices of and market demand for natural gas.

The development of the additional natural gas reserves that are essential for our gas transportation and midstream businesses to thrive requires significant capital expenditures by others for exploration and development drilling and the installation of production, gathering, storage, transportation, and other facilities that permit natural gas to be produced and delivered to our pipeline systems. Low prices for natural gas, regulatory limitations, or the lack of available capital for these projects could adversely affect the development and production of additional reserves, as well as gathering, storage, pipeline transportation, and import and export of natural gas supplies, adversely impacting our ability to fill the capacities of our gathering, transportation, and processing facilities.

Production from existing wells and natural gas supply basins with access to our pipeline will also naturally decline over time. The amount of natural gas reserves underlying these wells may also be less than anticipated, and the rate at which production from these reserves declines may be greater than anticipated. Additionally, the competition for natural gas supplies to serve other markets could reduce the amount of natural gas supply for our customers. Accordingly, to maintain or increase the contracted capacity or the volume of natural gas transported on our pipeline and cash flows associated with the transportation of natural gas, our customers must compete with others to obtain adequate supplies of natural gas. In addition, if natural gas prices in the supply basins connected to our pipeline systems are higher than prices in other natural gas producing regions, our ability to compete with other transporters may be negatively impacted on a short-term basis, as well as with respect to our long-term recontracting activities. If new supplies of natural gas are not obtained to replace the natural decline in volumes from existing supply areas, or if natural gas supplies are diverted to serve other markets, the overall volume of natural gas transported and stored on our system would decline, which could have a material adverse effect on our business, financial condition, and results of operations. In addition, new liquefied natural gas (“LNG”) import facilities built near our markets could result in less demand for our gathering and transportation facilities.

Significant prolonged changes in natural gas prices could affect supply and demand and cause a termination of our transportation and storage contracts or a reduction in throughput on our system.

Higher natural gas prices over the long term could result in a decline in the demand for natural gas and, therefore, in our long-term transportation and storage contracts or throughput on our gas pipelines’ systems. Also, lower natural gas prices over the long term could result in a decline in the production of natural gas resulting in reduced contracts or throughput on our gas pipelines’ systems. As a result, significant prolonged changes in natural gas prices could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

Significant capital expenditures are required to replace our reserves.

Our exploration, development, and acquisition activities require substantial capital expenditures. Historically, we have funded our capital expenditures through a combination of cash flows from operations and debt and equity issuances. Future cash flows are subject to a number of variables, including the level of production from existing wells, prices of natural gas, and our success in developing and producing new reserves. If our cash flow from operations is not sufficient to fund our capital expenditure budget, we may not be able to access additional bank debt, issue debt or equity securities, or access other methods of financing on an economic basis to meet our capital expenditure budget. As a result, our capital expenditure plans may have to be adjusted.

Failure to replace reserves may negatively affect our business.

The growth of our Exploration & Production business depends upon our ability to find, develop, or acquire additional natural gas reserves that are economically recoverable. Our proved reserves generally decline when reserves are produced, unless we conduct successful exploration or development activities or acquire properties containing proved reserves, or both. We may not be able to find, develop, or acquire additional reserves on an economic basis. If natural gas prices increase, our costs for additional reserves would also increase, conversely if natural gas prices decrease, it could make it more difficult to fund the replacement of our reserves.

Exploration and development drilling may not result in commercially productive reserves.

Our past success rate for drilling projects should not be considered a predictor of future commercial success. We do not always encounter commercially productive reservoirs through our drilling operations. The new wells we drill or participate in may not be productive and we may not recover all or any portion of our investment in wells we drill or participate in. The cost of drilling, completing, and operating a well is often uncertain, and cost factors can adversely affect the economics of a project. Our efforts will be unprofitable if we drill dry wells or wells that are productive but do not produce enough reserves to return a profit after drilling, operating, and other costs. Further, our drilling operations may be curtailed, delayed, or canceled as a result of a variety of factors, including:

•	increases in the cost of, or shortages or delays in the availability of, drilling rigs and equipment, skilled labor, capital, or transportation;

•	unexpected drilling conditions or problems;

•	regulations and regulatory approvals;

•	changes or anticipated changes in energy prices; and

•	compliance with environmental and other governmental requirements.

Estimating reserves and future net revenues involves uncertainties. Negative revisions to reserve estimates, oil and gas prices, or assumptions as to future natural gas prices may lead to decreased earnings, losses, or impairment of oil and gas assets, including related goodwill.

Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. Reserves that are “proved reserves” are those estimated quantities of crude oil, natural gas, and natural gas liquids that geological and engineering data demonstrate with reasonable certainty are recoverable in future years from known reservoirs under existing economic and operating conditions, but should not be considered as a guarantee of results for future drilling projects.

The process relies on interpretations of available geological, geophysical, engineering, and production data. There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of developmental expenditures, including many factors beyond the control of the producer. The reserve data included in this report represent estimates. In addition, the estimates of future net revenues from our proved reserves and the present value of such estimates are based upon certain assumptions about future production levels, prices, and costs that may not prove to be correct.

Quantities of proved reserves are estimated based on economic conditions in existence during the period of assessment. Changes to oil and gas prices in the markets for such commodities may have the impact of shortening the economic lives of certain fields because it becomes uneconomic to produce all recoverable reserves on such fields, which reduces proved property reserve estimates.

If negative revisions in the estimated quantities of proved reserves were to occur, it would have the effect of increasing the rates of depreciation, depletion, and amortization on the affected properties, which would decrease earnings or result in losses through higher depreciation, depletion, and amortization expense. These revisions, as well as revisions in the assumptions of future cash flows of these reserves, may also be sufficient to trigger impairment losses on certain properties which would result in a non-cash charge to earnings. The revisions could also possibly affect the evaluation of Exploration & Production’s goodwill for impairment purposes. At March 31, 2009, we had approximately $1 billion of goodwill on our balance sheet.

Certain of our services are subject to long-term, fixed-price contracts that are not subject to adjustment, even if our cost to perform such services exceeds the revenues received from such contracts.

Our natural gas transportation and midstream businesses provide some services pursuant to long-term, fixed price contracts. It is possible that costs to perform services under such contracts will exceed the revenues we collect for our services. Although most of the services provided by our interstate gas pipelines are priced at cost-based rates that are subject to adjustment in rate cases, under Federal Energy Regulatory Commission (“FERC”) policy, a regulated service provider and a customer may mutually agree to sign a contract for service at a “negotiated rate” that may be above or below the FERC regulated cost-based rate for that service. These “negotiated rate” contracts are not generally subject to adjustment for increased costs that could be produced by inflation or other factors relating to the specific facilities being used to perform the services.

We depend on certain key customers for a significant portion of our revenues. The loss of any of these key customers or the loss of any contracted volumes could result in a decline in our business.

Our gas pipelines rely on a limited number of customers for a significant portion of their revenues. The loss of even a portion of our contracted volumes, as a result of competition, creditworthiness, inability to negotiate extensions or replacements of contracts, or otherwise, could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

We are exposed to the credit risk of our customers.

We are exposed to the credit risk of our customers in the ordinary course of our business. Generally our customers are rated investment grade, are otherwise considered credit worthy, or are required to make pre-payments or provide security to satisfy credit concerns. However, we cannot predict to what extent our business would be impacted by deteriorating conditions in the economy, including declines in our customers’ creditworthiness. While we monitor these situations carefully and attempt to take appropriate measures to protect ourselves, it is possible that we may have to write down or write off doubtful accounts. Such write-downs or write-offs could negatively affect our operating results for the period in which they occur, and, if significant, could have a material adverse effect on our operating results and financial condition.

The failure of new sources of natural gas production or LNG import terminals to be successfully developed in North America could increase natural gas prices and reduce the demand for our services.

New sources of natural gas production in the United States and Canada, particularly in areas of shale development are expected to become an increasingly significant component of future natural gas supplies in North America. Additionally, increases in LNG supplies are expected to be imported through new LNG import terminals, particularly in the Gulf Coast region. If these additional sources of supply are not developed, natural gas prices could increase and cause consumers of natural gas to turn to alternative energy sources, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our drilling, production, gathering, processing, storage and transporting activities involve numerous risks that might result in accidents, and other operating risks and hazards.

Our operations are subject to all the risks and hazards typically associated with the development and exploration for, and the production and transportation of oil and gas. These operating risks include, but are not limited to:

•	fires, blowouts, cratering and explosions;

•	uncontrollable releases of oil, natural gas or well fluids;

•	pollution and other environmental risks;

•	natural disasters;

•	aging infrastructure;

•	damage inadvertently caused by third party activity, such as operation of construction equipment; and

•	terrorist attacks or threatened attacks on our facilities or those of other energy companies.

These risks could result in loss of human life, personal injuries, significant damage to property, environmental pollution, impairment of our operations and substantial losses to us. In accordance with customary industry practice, we maintain insurance against some, but not all, of these risks and losses, and only at levels we believe to be appropriate. The location of certain segments of our pipelines in or near populated areas, including residential areas, commercial business centers and industrial sites, could increase the level of damages resulting from these risks. In spite of our precautions, an event such as those described above could cause considerable harm to people or property, and could have a material adverse effect on our financial condition and results of operations, particularly if the event is not fully covered by insurance. Accidents or other operating risks could further result in loss of service available to our customers. Such circumstances, including those arising from maintenance and repair activities, could result in service interruptions on segments of our pipeline infrastructure. Potential customer impacts arising from service interruptions on segments of our pipeline infrastructure could include limitations on the pipeline’s ability to satisfy customer requirements, obligations to provide reservations charge credits to customers in times of constrained capacity, and solicitation of existing customers by others for potential new pipeline projects that would compete directly with existing services. Such circumstances could materially impact our ability to meet contractual obligations and retain customers, with a resulting negative impact on our business, financial condition, results of operations and cash flows.

We do not insure against all potential losses and could be seriously harmed by unexpected liabilities or by the ability of the insurers we do use to satisfy our claims.

We are not fully insured against all risks inherent to our business, including environmental accidents that might occur. In addition, we do not maintain business interruption insurance in the type and amount to cover all possible risks of loss. We currently maintain excess liability insurance with limits of $610 million per occurrence and in the aggregate annually and a deductible of $2 million per occurrence. This insurance covers us and our affiliates for legal and contractual liabilities arising out of bodily injury, personal injury or property damage, including resulting loss of use to third parties. This excess liability insurance includes coverage for sudden and accidental pollution liability for full limits, with the first $135 million of insurance also providing gradual pollution liability coverage for natural gas and natural gas liquid operations. Pollution liability coverage excludes: release of pollutants subsequent to their disposal; release of substances arising from the combustion of fuels that result in acidic deposition, and testing, monitoring, clean-up, containment, treatment or removal of pollutants from property owned, occupied by, rented to, used by or in the care, custody or control of us or our affiliates.

We do not insure onshore underground pipelines for physical damage, except at river crossings and at certain locations such as compressor stations. We maintain coverage of $300 million per occurrence for physical damage to onshore assets and resulting business interruption caused by terrorist acts. We also maintain coverage of $100 million per occurrence for physical damage to offshore assets caused by terrorist acts, except for our Devils Tower spar where we maintain terrorism limits of $300 million per occurrence for property damage and $105 million per occurrence for resulting business interruption. Also, all of our insurance is subject to deductibles. If a significant accident or event occurs for which we are not fully insured, it could adversely affect our operations and financial condition. We may not be able to maintain or obtain insurance of the type and amount we desire at reasonable rates. Changes in the insurance markets subsequent to the September 11, 2001 terrorist attacks and hurricanes Katrina, Rita, Gustav and Ike have impacted the availability of certain types of coverage at reasonable rates, and we may elect to self insure a portion of our asset portfolio. We cannot assure you that we will in the future be able to obtain the levels or types of insurance we would otherwise have obtained prior to these market changes or that the insurance coverage we do obtain will not contain large deductibles or fail to cover certain hazards or cover all potential losses. The occurrence of any operating risks not fully covered by insurance could have a material adverse effect on our business, financial condition, results of operations and cash flows.

In addition, certain insurance companies that provide coverage to us, including American International Group, Inc., have experienced negative developments that could impair their ability to pay any of our potential claims. As a result, we could be exposed to greater losses than anticipated and may have to obtain replacement insurance, if available, at a greater cost.

Execution of our capital projects subjects us to construction risks, increases in labor and materials costs and other risks that may adversely affect financial results.

A significant portion of our growth in the gas pipeline and midstream business areas is accomplished through the construction of new pipelines, processing and storage facilities, as well as the expansion of existing facilities. Construction of these facilities is subject to various regulatory, development and operational risks, including:

•	the ability to obtain necessary approvals and permits by regulatory agencies on a timely basis and on acceptable terms;

•	the availability of skilled labor, equipment, and materials to complete expansion projects;

•	potential changes in federal, state and local statutes and regulations, including environmental requirements, that prevent a project from proceeding or increase the anticipated cost of the project;

•	impediments on our ability to acquire rights-of-way or land rights on a timely basis and on acceptable terms;

•	the ability to construct projects within estimated costs, including the risk of cost overruns resulting from inflation or increased costs of equipment, materials, labor, or other factors beyond our control, that may be material; and

•	the ability to access capital markets to fund construction projects.

Any of these risks could prevent a project from proceeding, delay its completion or increase its anticipated costs. As a result, new facilities may not achieve expected investment return, which could adversely affect results of operations, financial position or cash flows.

Our costs and funding obligations for our defined benefit pension plans and costs for our other post-retirement benefit plans are affected by factors beyond our control.

We have defined benefit pension plans covering substantially all of our U.S. employees and other post-retirement benefit plans covering certain eligible participants. The timing and amount of our funding requirements under the defined benefit pension plans depend upon a number of factors we control, including changes to pension plan benefits as well as factors outside of our control, such as asset returns, interest rates and changes in pension laws. Changes to these and other factors that can significantly increase our funding requirements could have a significant adverse effect on our financial condition. The amount of expenses recorded for our defined benefit pension plans and other post-retirement benefit plans is also dependent on changes in several factors, including market interest rates and the returns on plan assets. Significant changes in any of these factors may adversely impact our future results of operations.

Two of our subsidiaries act as the respective general partners of two different publicly-traded limited partnerships, Williams Partners L.P.(“WPZ”) and Williams Pipeline Partners L.P. (“WMZ”). As such, those subsidiaries’ operations may involve a greater risk of liability than ordinary business operations.

One of our subsidiaries acts as the general partner of WPZ and another subsidiary of ours acts as the general partner of WMZ. Each of these subsidiaries that act as the general partner of a publicly-traded limited partnership may be deemed to have undertaken fiduciary obligations with respect to the limited partnership of which it serves as the general partner and to the limited partners of such limited partnership. Activities determined to involve fiduciary obligations to other persons or entities typically involve a higher standard of conduct than ordinary business operations and therefore may involve a greater risk of liability, particularly when a conflict of interests is found to exist. Our control of the general partners of two different publicly traded partnerships may increase the possibility of claims of breach of fiduciary duties, including claims brought due to conflicts of interest (including conflicts of interest that may arise (i) between the two publicly-traded partnerships as well as (ii) between a publicly-traded partnership, on the one hand, and its general partner and that general partner’s affiliates, including us, on the other hand). Any liability resulting from such claims could be material.

Potential changes in accounting standards might cause us to revise our financial results and disclosures in the future, which might change the way analysts measure our business or financial performance.

Regulators and legislators continue to take a renewed look at accounting practices, financial disclosures, companies’ relationships with their independent registered public accounting firms, and retirement plan practices. We cannot predict the ultimate impact of any future changes in accounting regulations or practices in general with respect to public companies or the energy industry or in our operations specifically. In addition, the Financial Accounting Standards Board or the SEC could enact new accounting standards that might impact how we are required to record revenues, expenses, assets, liabilities and equity.

Our risk measurement and hedging activities might not be effective and could increase the volatility of our results.

Although we have systems in place that use various methodologies to quantify commodity price risk associated with our businesses, these systems might not always be followed or might not always be effective. Further, such systems do not in themselves manage risk, particularly risks outside of our control, and adverse changes in energy commodity market prices, volatility, adverse correlation of commodity prices, the liquidity of markets, changes in interest rates and other risks discussed in this report might still adversely affect our earnings, cash flows and balance sheet under applicable accounting rules, even if risks have been identified.

In an effort to manage our financial exposure related to commodity price and market fluctuations, we have entered into contracts to hedge certain risks associated with our assets and operations. In these hedging activities, we have used fixed-price, forward, physical purchase and sales contracts, futures, financial swaps and option contracts traded in the over-the-counter markets or on exchanges. Nevertheless, no single hedging arrangement can adequately address all risks present in a given contract. For example, a forward contract that would be effective in hedging commodity price volatility risks would not hedge the contract’s counterparty credit or performance risk. Therefore, unhedged risks will always continue to exist. While we attempt to manage counterparty credit risk within guidelines established by our credit policy, we may not be able to successfully manage all credit risk and as such, future cash flows and results of operations could be impacted by counterparty default.

Our use of hedging arrangements through which we attempt to reduce the economic risk of our participation in commodity markets could result in increased volatility of our reported results. Changes in the fair values (gains and losses) of derivatives that qualify as hedges under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” to the extent that such hedges are not fully effective in offsetting changes to the value of the hedged commodity, as well as changes in the fair value of derivatives that do not qualify or have not been designated as hedges under SFAS No. 133, must be recorded in our income. This creates the risk of volatility in earnings even if no economic impact to the Company has occurred during the applicable period.

The impact of changes in market prices for natural gas on the average gas prices received by us may be reduced based on the level of our hedging strategies. These hedging arrangements may limit our potential gains if the market prices for natural gas were to rise substantially over the price established by the hedge. In addition, our hedging arrangements expose us to the risk of financial loss in certain circumstances, including instances in which:

•	production is less than expected;

•	the hedging instrument is not perfectly effective in mitigating the risk being hedged; and

•	the counterparties to our hedging arrangements fail to honor their financial commitments.

Our investments and projects located outside of the United States expose us to risks related to the laws of other countries, and the taxes, economic conditions, fluctuations in currency rates, political conditions and policies of foreign governments. These risks might delay or reduce our realization of value from our international projects.

We currently own and might acquire and/or dispose of material energy-related investments and projects outside the United States. The economic and political conditions in certain countries where we have interests or in which we might explore development, acquisition or investment opportunities present risks of delays in construction and interruption of business, as well as risks of war, expropriation, nationalization, renegotiation, trade sanctions or nullification of existing contracts and changes in law or tax policy, that are greater than in the United States. The uncertainty of the legal environment in certain foreign countries in which we develop or acquire projects or make investments could make it more difficult to obtain non-recourse project financing or other financing on suitable terms, could adversely affect the ability of certain customers to honor their obligations with respect to such projects or investments and could impair our ability to enforce our rights under agreements relating to such projects or investments. Recent events in certain South American countries, particularly the continued threat of nationalization of certain energy-related assets in Venezuela, could have a material negative impact on our results of operations. We may not receive adequate compensation, or any compensation, if our assets in Venezuela are nationalized.

Operations and investments in foreign countries also can present currency exchange rate and convertibility, inflation and repatriation risk. In certain situations under which we develop or acquire projects or make investments, economic and monetary conditions and other factors could affect our ability to convert to U.S. dollars our earnings denominated in foreign currencies. In addition, risk from fluctuations in currency exchange rates can arise when our foreign subsidiaries expend or borrow funds in one type of currency, but receive revenue in another. In such cases, an adverse change in exchange rates can reduce our ability to meet expenses, including debt service obligations. We may or may not put contracts in place designed to mitigate our foreign currency exchange risks. We have some exposures that are not hedged and which could result in losses or volatility in our results of operations.

Our operating results for certain segments of our business might fluctuate on a seasonal and quarterly basis.

Revenues from certain segments of our business can have seasonal characteristics. In many parts of the country, demand for natural gas and other fuels peaks during the winter. As a result, our overall operating results in the future might fluctuate substantially on a seasonal basis. Demand for natural gas and other fuels could vary significantly from our expectations depending on the nature and location of our facilities and pipeline systems and the terms of our natural gas transportation arrangements relative to demand created by unusual weather patterns. Additionally, changes in the price of natural gas could benefit one of our business units, but disadvantage another. For example, our Exploration & Production business may benefit from higher natural gas prices, and Midstream, which uses gas as a feedstock, may not.

Risks Related to Strategy and Financing

Our debt agreements impose restrictions on us that may adversely affect our ability to operate our business.

Certain of our debt agreements contain covenants that restrict or limit, among other things, our ability to create liens supporting indebtedness, sell assets, make certain distributions, and incur additional debt. In addition, our debt agreements contain, and those we enter into in the future may contain, financial covenants and other limitations with which we will need to comply. Our ability to comply with these covenants may be affected by many events beyond our control, and we cannot assure you that our future operating results will be sufficient to comply with the covenants or, in the event of a default under any of our debt agreements, to remedy that default.

Our failure to comply with the covenants in our debt agreements and other related transactional documents could result in events of default. Upon the occurrence of such an event of default, the lenders could elect to declare all amounts outstanding under a particular facility to be immediately due and payable and terminate all commitments, if any, to extend further credit. An event of default or an acceleration under one debt agreement could cause a cross-default or cross-acceleration of another debt agreement. Such a cross-default or cross-acceleration could have a wider impact on our liquidity than might otherwise arise from a default or acceleration of a single debt instrument. If an event of default occurs, or if other debt agreements cross-default, and the lenders under the affected debt agreements accelerate the maturity of any loans or other debt outstanding to us, we may not have sufficient liquidity to repay amounts outstanding under such debt agreements.

Our ability to repay, extend or refinance our existing debt obligations and to obtain future credit will depend primarily on our operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors, many of which are beyond our control. Our ability to refinance existing debt obligations or obtain future credit will also depend upon the current conditions in the credit markets and the availability of credit generally. If we are unable to meet our debt service obligations or obtain future credit on favorable terms, if at all, we could be forced to restructure or refinance our indebtedness, seek additional equity capital or sell assets. We may be unable to obtain financing or sell assets on satisfactory terms, or at all.

Events in the global credit markets created a shortage in the availability of credit and have led to credit market volatility.

In 2008, global credit markets experienced a shortage in overall liquidity and a resulting disruption in the availability of credit. While we cannot predict the occurrence of future disruptions or the duration of the current volatility in the credit markets, we believe cash on hand and cash provided by operating activities, as well as availability under our existing financing agreements will provide us with adequate liquidity. However, our ability to borrow under our existing financing agreements, including our bank credit facilities, could be negatively impacted if one or more of our lenders fail to honor its contractual obligation to lend to us. Continuing volatility or additional disruptions, including the bankruptcy or restructuring of certain financial institutions, may adversely affect the availability of credit already arranged and the availability and cost of credit in the future.

The continuation of recent economic conditions, including disruptions in the global credit markets, could adversely affect our results of operations.

The slowdown in the economy and the significant disruptions and volatility in global credit markets have the potential to negatively impact our businesses in many ways. Included among these potential negative impacts are reduced demand and lower prices for our products and services, increased difficulty in collecting amounts owed to us by our customers and a reduction in our credit ratings (either due to tighter rating standards or the negative impacts described above), which could result in reducing our access to credit markets, raising the cost of such access or requiring us to provide additional collateral to our counterparties.

A downgrade of our current credit ratings could impact our liquidity, access to capital and our costs of doing business, and maintaining current credit ratings is within the control of independent third parties.

A downgrade of our credit rating might increase our cost of borrowing and would require us to post additional collateral with third parties, negatively impacting our available liquidity. Our ability to access capital markets would also be limited by a downgrade of our credit rating and other disruptions. Such disruptions could include:

•	economic downturns;

•	deteriorating capital market conditions;

•	declining market prices for natural gas, natural gas liquids and other commodities;

•	terrorist attacks or threatened attacks on our facilities or those of other energy companies; and

•	the overall health of the energy industry, including the bankruptcy or insolvency of other companies.

Credit rating agencies perform independent analysis when assigning credit ratings. The analysis includes a number of criteria including, but not limited to, business composition, market and operational risks, as well as various financial tests. Credit rating agencies continue to review the criteria for industry sectors and various debt ratings and may make changes to those criteria from time to time. Our corporate family credit rating and the credit ratings of Transco and Northwest Pipeline were raised to investment grade in 2007 by Standard & Poor’s, Moody’s Corporation, and Fitch Ratings, Ltd., and our senior unsecured debt ratings were raised to investment grade by Moody’s and Fitch. No assurance can be given that the credit rating agencies will continue to assign us investment grade ratings even if we meet or exceed their criteria for investment grade ratios or that our senior unsecured debt rating will be raised to investment grade by all of the credit rating agencies.

Prices for natural gas liquids, natural gas and other commodities are volatile and this volatility could adversely affect our financial results, cash flows, access to capital and ability to maintain existing businesses.

Our revenues, operating results, future rate of growth and the value of certain segments of our businesses depend primarily upon the prices we receive for NGLs, natural gas, or other commodities, and the differences between prices of these commodities. Price volatility can impact both the amount we receive for our products and services and the volume of products and services we sell. Prices affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital.

The markets for NGLs, natural gas and other commodities are likely to continue to be volatile. Wide fluctuations in prices might result from relatively minor changes in the supply of and demand for these commodities, market uncertainty and other factors that are beyond our control, including:

•	worldwide and domestic supplies of and demand for natural gas, NGLs, petroleum, and related commodities;

•	turmoil in the Middle East and other producing regions;

•	the activities of the Organization of Petroleum Exporting Countries;

•	terrorist attacks on production or transportation assets;

•	weather conditions;

•	the level of consumer demand;

•	the price and availability of other types of fuels;

•	the availability of pipeline capacity;

•	supply disruptions, including plant outages and transportation disruptions;

•	the price and level of foreign imports;

•	domestic and foreign governmental regulations and taxes;

•	volatility in the natural gas markets;

•	the overall economic environment;

•	the credit of participants in the markets where products are bought and sold; and

•	the adoption of regulations or legislation relating to climate change.

We might not be able to successfully manage the risks associated with selling and marketing products in the wholesale energy markets.

Our portfolio of derivative and other energy contracts may consist of wholesale contracts to buy and sell commodities, including contracts for natural gas, NGLs and other commodities that are settled by the delivery of the commodity or cash throughout the United States. If the values of these contracts change in a direction or manner that we do not anticipate or cannot manage, it could negatively affect our results of operations. In the past, certain marketing and trading companies have experienced severe financial problems due to price volatility in the energy commodity markets. In certain instances this volatility has caused companies to be unable to deliver energy commodities that they had guaranteed under contract. If such a delivery failure were to occur in one of our contracts, we might incur additional losses to the extent of amounts, if any, already paid to, or received from, counterparties. In addition, in our businesses, we often extend credit to our counterparties. Despite performing credit analysis prior to extending credit, we are exposed to the risk that we might not be able to collect amounts owed to us. If the counterparty to such a transaction fails to perform and any collateral that secures our counterparty’s obligation is inadequate, we will suffer a loss. A general downturn in the economy and tightening of global credit markets could cause more of our counterparties to fail to perform than we have expected.

Risks Related to Regulations that Affect our Industry

Our natural gas sales, transmission, and storage operations are subject to government regulations and rate proceedings that could have an adverse impact on our results of operations.

Our interstate natural gas sales, transportation, and storage operations conducted through our gas pipelines business are subject to the FERC’s rules and regulations in accordance with the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978. The FERC’s regulatory authority extends to:

•	transportation and sale for resale of natural gas in interstate commerce;

•	rates, operating terms and conditions of service, including initiation and discontinuation of services;

•	certification and construction of new facilities;\Acquisition, extension, disposition or abandonment of facilities;

•	accounts and records;

•	depreciation and amortization policies;

•	relationships with marketing functions within Williams involved in certain aspects of the natural gas business; and

•	market manipulation in connection with interstate sales, purchases or transportation of natural gas.

Regulatory actions in these areas can affect our business in many ways, including decreasing tariff rates and revenues, decreasing volumes in our pipelines, increasing our costs and otherwise altering the profitability of our business. Regulatory decisions could also affect our costs for compression, processing and dehydration of natural gas, which could have a negative effect on our results of operations.

The FERC has taken certain actions to strengthen market forces in the natural gas pipeline industry that have led to increased competition throughout the industry. In a number of key markets, interstate pipelines are now facing competitive pressure from other major pipeline systems, enabling local distribution companies and end users to choose a transportation provider based on considerations other than location.

We are subject to risks associated with climate change.

There is a growing belief that emissions of greenhouse gases may be linked to climate change. Climate change and the costs that may be associated with its impacts and the regulation of greenhouse gases have the potential to affect our business in many ways, including negatively impacting the costs we incur in providing our products and services, the demand for and consumption of our products and services (due to change in both costs and weather patterns), and the economic health of the regions in which we operate, all of which can create financial risks.

Costs of environmental liabilities and complying with existing and future environmental regulations, including those related to climate change and greenhouse gas emissions, could exceed our current expectations.

Our operations are subject to extensive environmental regulation pursuant to a variety of federal, provincial, state and municipal laws and regulations. Such laws and regulations impose, among other things, restrictions, liabilities and obligations in connection with the generation, handling, use, storage, extraction, transportation, treatment and disposal of hazardous substances and wastes, in connection with spills, releases and emissions of various substances into the environment, and in connection with the operation, maintenance, abandonment and reclamation of our facilities.

Compliance with environmental laws requires significant expenditures, including clean up costs and damages arising out of contaminated properties. In addition, the possible failure to comply with environmental laws and regulations might result in the imposition of fines and penalties. We are generally responsible for all liabilities associated with the environmental condition of our facilities and assets, whether acquired or developed, regardless of when the liabilities arose and whether they are known or unknown. In connection with certain acquisitions and divestitures, we could acquire, or be required to provide indemnification against, environmental liabilities that could expose us to material losses, which may not be covered by insurance. In addition, the steps we could be required to take to bring certain facilities into compliance could be prohibitively expensive, and we might be required to shut down, divest or alter the operation of those facilities, which might cause us to incur losses. Although we do not expect that the costs of complying with current environmental laws will have a material adverse effect on our financial condition or results of operations, no assurance can be given that the costs of complying with environmental laws in the future will not have such an effect.

Legislative and regulatory responses related to climate change create financial risk. The United States Congress and certain states have for some time been considering various forms of legislation related to greenhouse gas emissions. There have also been international efforts seeking legally binding reductions in emissions of greenhouse gases. In addition, increased public awareness and concern may result in more state, federal, and international proposals to reduce or mitigate the emission of greenhouse gases.

Several bills have been introduced in the United States Congress that would compel carbon dioxide emission reductions. Previously considered proposals have included, among other things, limitations on the amount of greenhouse gases that can be emitted (so-called “caps”) together with systems of emissions allowances. These actions could result in increased costs to (i) operate and maintain our facilities, (ii) install new emission controls on our facilities, and (iii) administer and manage any greenhouse gas emissions program. Numerous states have also announced or adopted programs to stabilize and reduce greenhouse gases. If we are unable to recover or pass through all costs related to complying with climate change regulatory requirements imposed on us, it could have a material adverse effect on our results of operations. To the extent financial markets view climate change and emissions of greenhouse gases as a financial risk, this could negatively impact our cost of and access to capital.

We make assumptions and develop expectations about possible expenditures related to environmental conditions based on current laws and regulations and current interpretations of those laws and regulations. If the interpretation of laws or regulations, or the laws and regulations themselves, change, our assumptions may change. Our regulatory rate structure and our contracts with customers might not necessarily allow us to recover capital costs we incur to comply with the new environmental regulations. Also, we might not be able to obtain or maintain from time to time all required environmental regulatory approvals for certain development projects. If there is a delay in obtaining any required environmental regulatory approvals or if we fail to obtain and comply with them, the operation of our facilities could be prevented or become subject to additional costs, resulting in potentially material adverse consequences to our results of operations.

Competition in the markets in which we operate may adversely affect our results of operations.

We have numerous competitors in all aspects of our businesses, and additional competitors may enter our markets. Other companies with which we compete may be able to respond more quickly to new laws or regulations or emerging technologies, or to devote greater resources to the construction, expansion or refurbishment of their facilities than we can. In addition, current or potential competitors may make strategic acquisitions or have greater financial resources than we do, which could affect our ability to make investments or acquisitions. There can be no assurance that we will be able to compete successfully against current and future competitors and any failure to do so could have a material adverse effect on our businesses and results of operations.

We may not be able to maintain or replace expiring natural gas transportation and storage contracts at favorable rates or on a long-term basis.

Our primary exposure to market risk for our gas pipelines occurs at the time the terms of their existing transportation and storage contracts expire and are subject to termination. Although none of our gas pipelines’ material contracts are terminable in 2009, upon expiration of the terms we may not be able to extend contracts with existing customers to obtain replacement contracts at favorable rates or on a long-term basis. The extension or replacement of existing contracts depends on a number of factors beyond our control, including:

•	the level of existing and new competition to deliver natural gas to our markets;

•	the growth in demand for natural gas in our markets;

•	whether the market will continue to support long-term firm contracts;

•	whether our business strategy continues to be successful;

•	the level of competition for natural gas supplies in the production basins serving us; and

•	the effects of state regulation on customer contracting practices.

Any failure to extend or replace a significant portion of our existing contracts may have a material adverse effect on our business, financial condition, results of operations and cash flows.

If third-party pipelines and other facilities interconnected to our pipeline and facilities become unavailable to transport natural gas, our revenues could be adversely affected.

We depend upon third-party pipelines and other facilities that provide delivery options to and from our natural gas pipeline and storage facilities. Because we do not own these third-party pipelines or facilities, their continuing operation is not within our control. If these pipelines or other facilities were to become unavailable due to repairs, damage to the facility, lack of capacity, increased credit requirements or rates charged by such pipelines or facilities or for any other reason, our ability to operate efficiently and continue shipping natural gas to end-use markets could be restricted, thereby reducing our revenues. Further, although there are laws and regulations designed to encourage competition in wholesale market transactions, some companies may fail to provide fair and equal access to their transportation systems or may not provide sufficient transportation capacity for other market participants. Any temporary or permanent interruption at any key pipeline interconnect causing a material reduction in volumes transported on our pipeline or stored at our facilities could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our businesses are subject to complex government regulations. The operation of our businesses might be adversely affected by changes in these regulations or in their interpretation or implementation, or the introduction of new laws or regulations applicable to our businesses or our customers.

Existing regulations might be revised or reinterpreted, new laws and regulations might be adopted or become applicable to us, our facilities or our customers, and future changes in laws and regulations might have a detrimental effect on our business. Specifically, the Colorado Oil & Gas Conservation Commission has enacted new rules effective in April 2009 which will increase our costs of permitting and environmental compliance and may affect our ability to meet our anticipated drilling schedule and therefore may have a material effect on our results of operations.

Legal and regulatory proceedings and investigations relating to the energy industry and capital markets have adversely affected our business and may continue to do so.

Public and regulatory scrutiny of the energy industry and of the capital markets has resulted in increased regulation being either proposed or implemented. Such scrutiny has also resulted in various inquiries, investigations and court proceedings in which we are a named defendant. Both the shippers on our pipelines and regulators have rights to challenge the rates we charge under certain circumstances. Any successful challenge could materially affect our results of operations.

Certain inquiries, investigations and court proceedings are ongoing and continue to adversely affect our business as a whole. We might see these adverse effects continue as a result of the uncertainty of these ongoing inquiries and proceedings, or additional inquiries and proceedings by federal or state regulatory agencies or private plaintiffs. In addition, we cannot predict the outcome of any of these inquiries or whether these inquiries will lead to additional legal proceedings against us, civil or criminal fines or penalties, or other regulatory action, including legislation, which might be materially adverse to the operation of our business and our revenues and net income or increase our operating costs in other ways. Current legal proceedings or other matters against us arising out of our ongoing and discontinued operations including environmental matters, disputes over gas measurement, royalty payments, shareholder class action suits, regulatory appeals and similar matters might result in adverse decisions against us. The result of such adverse decisions, either individually or in the aggregate, could be material and may not be covered fully or at all by insurance.

Risks Related to Employees, Outsourcing of Non-Core Support Activities, and Technology

Institutional knowledge residing with current employees nearing retirement eligibility might not be adequately preserved.

In certain segments of our business, institutional knowledge resides with employees who have many years of service. As these employees reach retirement age, we may not be able to replace them with employees of comparable knowledge and experience. In addition, we may not be able to retain or recruit other qualified individuals and our efforts at knowledge transfer could be inadequate. If knowledge transfer, recruiting and retention efforts are inadequate, access to significant amounts of internal historical knowledge and expertise could become unavailable to us.

Failure of or disruptions to our outsourcing relationships might negatively impact our ability to conduct our business.

Some studies indicate a high failure rate of outsourcing relationships. Although we have taken steps to build a cooperative and mutually beneficial relationship with our outsourcing providers and to closely monitor their performance, a deterioration in the timeliness or quality of the services performed by the outsourcing providers or a failure of all or part of these relationships could lead to loss of institutional knowledge and interruption of services necessary for us to be able to conduct our business. The expiration of such agreements or the transition of services between providers could lead to similar losses of institutional knowledge or disruptions.

Certain of our accounting, information technology, application development, and help desk services are currently provided by an outsourcing provider from service centers outside of the United States. The economic and political conditions in certain countries from which our outsourcing providers may provide services to us present similar risks of business operations located outside of the United States previously discussed, including risks of interruption of business, war, expropriation, nationalization, renegotiation, trade sanctions or nullification of existing contracts and changes in law or tax policy, that are greater than in the United States.

Risks Related to Weather, other Natural Phenomena and Business Disruption

Our assets and operations can be adversely affected by weather and other natural phenomena.

Our assets and operations, including those located offshore, can be adversely affected by hurricanes, floods, earthquakes, tornadoes and other natural phenomena and weather conditions, including extreme temperatures, making it more difficult for us to realize the historic rates of return associated with these assets and operations. Insurance may be inadequate, and in some instances, we may be unable to obtain insurance on commercially reasonable terms, if at all. A significant disruption in operations or a significant liability for which we were not fully insured could have a material adverse effect on our business, results of operations and financial condition.

Our customers’ energy needs vary with weather conditions. To the extent weather conditions are affected by climate change or demand is impacted by regulations associated with climate change, customers’ energy use could increase or decrease depending on the duration and magnitude of the changes, leading to either increased investment or decreased revenues.

Acts of terrorism could have a material adverse effect on our financial condition, results of operations and cash flows.

Our assets and the assets of our customers and others may be targets of terrorist activities that could disrupt our business or cause significant harm to our operations, such as full or partial disruption to our ability to produce, process, transport or distribute natural gas, natural gas liquids or other commodities. Acts of terrorism as well as events occurring in response to or in connection with acts of terrorism could cause environmental repercussions that could result in a significant decrease in revenues or significant reconstruction or remediation costs, which could have a material adverse effect on our financial condition, results of operations and cash flows.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of March 31, 2009. This table should be read in conjunction with the “Selected Historical Consolidated Financial and Operating Data” included in this prospectus and our consolidated condensed financial statements and the related notes in our 2009 First Quarter 10-Q, which is incorporated by reference herein.

As of
March 31, 2009
(Dollars in millions)

Cash and cash equivalents	$1,786

Long-term debt due within one year (net of premium and discount)	164
Notes and debentures with various rates ranging from 5.5% to 10.25% and maturities from 2010 to 2033 (net of premium and discount)	8,028
Term loan and revolving credit facilities(1)	250

Total long-term debt (net of premium and discount)	8,442
Equity:
Stockholders’ equity:
Common stock, $1 par value, 960 million shares authorized, 615 million shares issued	615
Capital in excess of par value	8,076
Retained earnings	639
Accumulated other comprehensive income	37
Less treasury stock (at cost): 35 million shares of common stock	(1,041)

Total stockholders’ equity	8,326
Noncontrolling interests in consolidated subsidiaries	530

Total equity	8,856

Total capitalization	$17,298

(1)	Includes two unsecured revolving credit facilities: a $1.5 billion facility that matures in May 2012 and a $700 million facility which expires on October 1, 2010. There were no borrowings under these facilities as of March 31, 2009, but $311 million of letters of credit were issued under these facilities as of March 31, 2009. See Note 11 — Debt, Leases and Banking Arrangements to Item 8 of Exhibit 99.1 of our May 2009 8-K and Note 10 — Debt and Banking Arrangements to our 2009 First Quarter 10-Q, for more information regarding these credit facilities and those discussed below, including our ability to borrow thereunder. Williams Partners L.P. has a $450 million senior unsecured credit agreement comprised of a $200 million revolving credit facility and a $250 million term loan, which mature in December 2012. There were no borrowings under the revolving credit facility as of March 31, 2009.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

This exchange offer is being made pursuant to the registration rights agreement we entered into with the initial purchasers of the outstanding notes on March 5, 2009. The summary of the registration rights agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the registration rights agreement. A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

Terms of the Exchange Offer; Expiration Time

This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Subject to the terms and conditions in this prospectus and the letter of transmittal, we will accept for exchange outstanding notes that are validly tendered at or before the expiration time and are not validly withdrawn as permitted below. The expiration time for the exchange offer is 5:00 p.m., New York City time, on          , 2009, or such later date and time to which we, in our sole discretion, extend the exchange offer.

We expressly reserve the right, in our sole discretion:

•	to extend the expiration time;

•	if any one of the conditions set forth below under “— Conditions to the Exchange Offer” has not been satisfied, to terminate the exchange offer and not accept any outstanding notes for exchange; and

•	to amend the exchange offer in any manner.

We will give oral or written notice of any extension, delay, non-acceptance, termination, or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time.

During an extension, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us, upon expiration of the exchange offer, unless validly withdrawn.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

How to Tender Outstanding Notes for Exchange

Only a record holder of outstanding notes may tender in the exchange offer. When the holder of outstanding notes tenders and we accept outstanding notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who desires to tender outstanding notes for exchange must, at or prior to the expiration time:

•	transmit a properly completed and duly executed letter of transmittal, the outstanding notes being tendered and all other documents required by such letter of transmittal, to The Bank of New York Mellon Trust Company, N.A., the exchange agent, at the address set forth below under the heading “— The Exchange Agent”; or

•	if outstanding notes are tendered pursuant to the book-entry procedures set forth below, an agent’s message must be transmitted by The Depository Trust Company (“DTC”), to the exchange agent at the address set forth below under the heading “— The Exchange Agent,” and the exchange agent must receive, at or prior to the expiration time, a confirmation of the book-entry transfer of the outstanding notes being tendered into the exchange agent’s account at DTC, along with the agent’s message; or

•	if time will not permit the required documentation to reach the exchange agent before the expiration time, or the procedures for book-entry transfer cannot be completed by the expiration time, the holder may effect a tender by complying with the guaranteed delivery procedures described below.

The term “agent’s message” means a message that:

•	is transmitted by DTC;

•	is received by the exchange agent and forms a part of a book-entry transfer;

•	states that DTC has received an express acknowledgement that the tendering holder has received and agrees to be bound by, and makes each of the representations and warranties contained in, the letter of transmittal; and

•	states that we may enforce the letter of transmittal against such holder.

The method of delivery of the outstanding notes, the letter of transmittal or agent’s message, and all other required documents to the exchange agent is at the election and sole risk of the holder. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or outstanding notes should be sent directly to us.

Signatures on a letter of transmittal must be guaranteed unless the outstanding notes surrendered for exchange are tendered:

•	by a holder of outstanding notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of a recognized member in good standing of a Medallion Signature Guarantee Program recognized by the exchange agent, such as a firm which is a member of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or certain other eligible institutions, each of the foregoing being referred to herein as an “eligible institution.”

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If outstanding notes are registered in the name of a person other than the person who signed the letter of transmittal, the outstanding notes tendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the registered holder’s signature guaranteed by an eligible institution.

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), and acceptance of outstanding notes tendered for exchange and all other required documents. We reserve the absolute right to:

•	reject any and all tenders of any outstanding note not validly tendered;

•	refuse to accept any outstanding note if, in our judgment or the judgment of our counsel, acceptance of the outstanding note may be deemed unlawful;

•	waive any defects or irregularities or conditions of the exchange offer, either before or after the expiration time; and

•	determine the eligibility of any holder who seeks to tender outstanding notes in the exchange offer.

Our determinations, either before or after the expiration time, under, and of the terms and conditions of, the exchange offer, including the letter of transmittal and the instructions to it, or as to any questions with respect to the tender of any outstanding notes, will be final and binding on all parties. To the extent we waive any conditions to the exchange offer, we will waive such conditions as to all outstanding notes. Holders must cure any defects and irregularities in connection with tenders of outstanding notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of us incur any liability for failure to give such notification.

If you beneficially own outstanding notes registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf.

WE MAKE NO RECOMMENDATION TO THE HOLDERS OF THE OUTSTANDING NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OUTSTANDING NOTES IN THE EXCHANGE OFFER. IN ADDITION, WE HAVE NOT AUTHORIZED ANYONE TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE OUTSTANDING NOTES MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER, AND, IF SO, THE AGGREGATE AMOUNT OF OUTSTANDING NOTES TO TENDER, AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITIONS AND REQUIREMENTS.

Book-Entry Transfers

Any financial institution that is a participant in DTC’s system must make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s Automated Tender Offer Program, known as ATOP. Such participant should transmit its acceptance to DTC at or prior to the expiration time or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered outstanding notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent’s message. The letter of transmittal or facsimile thereof or an agent’s message, with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at the address set forth below under “— The Exchange Agent” at or prior to the expiration time of the exchange offer, or the holder must comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If a holder of outstanding notes desires to tender such notes and the holder’s notes are not immediately available, or time will not permit such holder’s outstanding notes or other required documents to reach the exchange agent at or before the expiration time, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	at or prior to the expiration time, the exchange agent receives from an eligible institution a validly completed and executed notice of guaranteed delivery, substantially in the form accompanying this prospectus, by facsimile transmission, mail, or hand delivery, setting forth the name and address of the holder of the outstanding notes being tendered and the amount of the outstanding notes being tendered. The notice of guaranteed delivery will state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a validly completed and executed letter of transmittal with any required signature guarantees, or an agent’s message, and any other documents required by the letter of transmittal, will be transmitted to the exchange agent; and

•	the exchange agent receives the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a validly completed and executed letter of transmittal with any required signature guarantees or an agent’s message and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery must be received at or prior to the expiration time.

Withdrawal Rights

You may withdraw tenders of your outstanding notes at any time at or prior to the expiration time.

For a withdrawal to be effective, a written notice of withdrawal, by facsimile or by mail, must be received by the exchange agent, at the address set forth below under “— The Exchange Agent,” at or prior to the expiration time. Any such notice of withdrawal must:

•	specify the name of the person having tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes;

•	where outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC; and

•	bear the signature of the holder in the same manner as the original signature on the letter of transmittal, if any, by which such outstanding notes were tendered, with such signature guaranteed by an eligible institution, unless such holder is an eligible institution.

We will determine all questions as to the validity, form, and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered outstanding notes validly withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Properly withdrawn notes may be re-tendered by following one of the procedures described under “— How to Tender Outstanding Notes for Exchange” above at any time at or prior to the expiration time.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes

All of the conditions to the exchange offer must be satisfied or waived at or prior to the expiration of the exchange offer. Promptly following the expiration time we will accept for exchange all outstanding notes validly tendered and not validly withdrawn as of such date. We will promptly issue exchange notes for all validly tendered outstanding notes. For purposes of the exchange offer, we will be deemed to have accepted validly tendered outstanding notes for exchange when, as, and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See “— Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied before we accept any outstanding notes for exchange.

For each outstanding note accepted for exchange, the holder will receive an exchange note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered outstanding note. Accordingly, registered holders of exchange notes that are outstanding on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date through which interest has been paid on the outstanding notes, or if no interest has been paid, from the original issue date of the outstanding notes. Outstanding notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer.

If we do not accept any tendered outstanding notes, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged outstanding notes without cost to the tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC, such non-exchanged outstanding notes will be credited to an account maintained with DTC. We will return the outstanding notes or have them credited to DTC promptly after the withdrawal, rejection of tender or termination of the exchange offer, as applicable.

Conditions to the Exchange Offer

The exchange offer is not conditioned upon the tender of any minimum principal amount of outstanding notes. Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and may terminate or amend the exchange offer, by oral (promptly confirmed in writing) or written notice to the exchange agent or by a timely press release, if at any time before the expiration of the exchange offer, any of the following conditions exist:

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency challenging the exchange offer or that we believe might be expected to prohibit or materially impair our ability to proceed with the exchange offer;

•	any stop order is threatened or in effect with respect to either (1) the registration statement of which this prospectus forms a part or (2) the qualification of the indenture governing the notes under the Trust Indenture Act of 1939, as amended;

•	any law, rule or regulation is enacted, adopted, proposed, or interpreted that we believe might be expected to prohibit or impair our ability to proceed with the exchange offer or to materially impair the ability of holders generally to receive freely tradeable exchange notes in the exchange offer. See “— Consequences of Failure to Exchange Outstanding Notes”;

•	any change or a development involving a prospective change in our business, properties, assets, liabilities, financial condition, operations, or results of operations taken as a whole, that is or may be adverse to us;

•	any declaration of war, armed hostilities, or other similar international calamity directly or indirectly involving the United States, or the worsening of any such condition that existed at the time that we commence the exchange offer; or

•	we become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the outstanding notes or the exchange notes to be issued in the exchange offer.

Accounting Treatment

For accounting purposes, we will not recognize gain or loss upon the issuance of the exchange notes for outstanding notes. We are capitalizing costs incurred in connection with the issuance of the exchange notes and amortizing those costs over the life of the debt.

Fees and Expenses

We will not make any payment to brokers, dealers, or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses. We will pay the cash expenses to be incurred in connection with the exchange offer, including:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	our accounting and legal fees;

•	printing fees; and

•	related fees and expenses.

Transfer Taxes

Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, exchange notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay these transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of or exemption from, these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

The Exchange Agent

We have appointed The Bank of New York Mellon Trust Company, N.A. as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance with respect to the procedures for the exchange offer, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should also be directed to the exchange agent at the address below:

Deliver to:

By Mail, by Courier, or by Hand:

Bank of New York Mellon Corporation
Corporate Trust Operations
Reorganization Unit
101 Barclay Street — 7 East
New York, New York 10286
Attention: Mr. Randolph Holder

By Facsimile Transmission:	Confirm Facsimile Transmission
(212) 298-1915	(212) 815-5098

Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above will not constitute a valid delivery.

Consequences of Failure to Exchange Outstanding Notes

Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture and the legend contained on the outstanding notes regarding the transfer restrictions of the outstanding notes. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register under the Securities Act or under any state securities laws the outstanding notes that are not tendered in the exchange offer or that are tendered in the exchange offer but are not accepted for exchange.

Holders of the exchange notes and any outstanding notes that remain outstanding after consummation of the exchange offer will vote together as a single series for purposes of determining whether holders of the requisite percentage of the notes have taken certain actions or exercised certain rights under the indenture.

Consequences of Exchanging Outstanding Notes

We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the exchange notes issued in the exchange offer may be offered for sale, resold, or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. However, based on interpretations of the staff of the SEC, as set forth in a series of no-action letters issued to third parties, we believe that the exchange notes may be offered for resale, resold, or otherwise transferred by holders of those exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	the holder is not an “affiliate” of ours within the meaning of Rule 405 promulgated under the Securities Act;

•	the exchange notes issued in the exchange offer are acquired in the ordinary course of the holder’s business;

•	neither the holder, nor, to the actual knowledge of such holder, any other person receiving exchange notes from such holder, has any arrangement or understanding with any person to participate in the distribution of the exchange notes issued in the exchange offer;

•	if the holder is not a broker-dealer, the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes; and

•	if such a holder is a broker-dealer, such broker-dealer will receive the exchange notes for its own account in exchange for outstanding notes and that:

•	such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities; and

•	it will deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of exchange notes issued in the exchange offer, and will comply with the applicable provisions of the Securities Act with respect to resale of any exchange notes. (In no-action letters issued to third parties, the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of outstanding notes) by delivery of the prospectus relating to the exchange offer). See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Each holder participating in the exchange offer will be required to furnish us with a written representation in the letter of transmittal that they meet each of these conditions and agree to these terms.

However, because the SEC has not considered the exchange offer for our outstanding notes in the context of a no-action letter, we cannot guarantee that the staff of the SEC would make similar determinations with respect to this exchange offer. If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

Any holder that is an affiliate of ours or that tenders outstanding notes in the exchange offer for the purpose of participating in a distribution:

•	may not rely on the applicable interpretation of the SEC staff’s position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1988), Morgan, Stanley & Co., Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993); and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

The exchange notes issued in the exchange offer may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the exchange notes. We currently do not intend to register or qualify the sale of the exchange notes in any state where we would not otherwise be required to qualify.

Filing of Registration Statements

Under the registration rights agreement we agreed, among other things, that if:

(1) we are not

(a) required to file the exchange offer registration statement; or

(b) permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

(2) any holder of outstanding notes notifies us prior to the 20th day following consummation of the exchange offer that:

(a) it is prohibited by law or SEC policy from participating in the exchange offer; or

(b) it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus, and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

(c) it is a broker-dealer and owns notes acquired directly from us or an affiliate of ours,

then we will file with the SEC a shelf registration statement to cover resales of the notes by the holders of the notes who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

If obligated to file the shelf registration statement, we will use our commercially reasonable efforts to file the shelf registration statement with the SEC on or prior to 60 days after such filing obligation arises (or, if later, the date by which we are obligated to file an exchange offer registration statement) and use our commercially reasonable efforts to cause the shelf registration statement to be declared effective by the SEC on or prior to 180 days after such obligation arises (or, if later, the date by which we are obligated to use commercially reasonably efforts to have the exchange offer registration statement declared effective).

If the shelf registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of outstanding notes during the periods specified in the registration rights agreement (except with respect to permitted suspension periods as provided therein), then we will pay Additional Interest to each holder of affected outstanding notes on the terms provided in the registration rights agreement.

Holders of notes will be required to deliver certain information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their notes included in the shelf registration statement and benefit from the provisions regarding Additional Interest set forth above. By acquiring outstanding notes, a holder will be deemed to have agreed to indemnify us against certain losses arising out of information furnished by such holder in writing for inclusion in any shelf registration statement. Holders of notes will also be required to suspend their use of the prospectus included in the shelf registration statement under certain circumstances upon receipt of written notice to that effect from us.

Although we intend, if required, to file the shelf registration statement, we cannot assure you that the shelf registration statement will be filed or, if filed, that it will become or remain effective.

The foregoing description is a summary of certain provisions of the registration rights agreement. It does not restate the registration rights agreement in its entirety. We urge you to read the registration rights agreement, which is an exhibit to the registration statement of which this prospectus forms a part and can also be obtained from us. See “Where You Can Find More Information.”

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions.” In this description, the term “Company,” “us,” “our,” or “we” refers only to The Williams Companies, Inc. and not to any of our subsidiaries.

We will issue the exchange notes under an indenture dated as of March 5, 2009, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the indenture and the notes. It does not restate the indenture in its entirety. We urge you to read the indenture in its entirety, because it, and not this description, defines your rights as holders of the notes. Copies of the indenture are available as set forth above under “Where You Can Find More Information.” Certain defined terms used in this “Description of Notes” but not defined below under “— Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes

The notes:

•	are our general unsecured obligations;

•	will mature on January 15, 2020;

•	are equal in right of payment with all of our existing and future senior unsecured indebtedness; and

•	are effectively subordinated to any of our existing and future senior secured indebtedness and all existing and future indebtedness of our subsidiaries.

At March 31, 2009:

•	we and our subsidiaries had outstanding indebtedness of $8.44 billion, which consisted of $8.22 billion of senior unsecured indebtedness, $165.0 million of secured indebtedness, and $52.8 million of indebtedness that is contractually subordinated to the notes; and

•	our subsidiaries had outstanding indebtedness of approximately $3.13 billion.

The indenture permits us to incur additional indebtedness, including additional senior unsecured indebtedness. The indenture also does not restrict the ability of our subsidiaries to incur additional indebtedness. See “Risks Related to the Notes — We are substantially leveraged and the indenture governing the notes does not restrict our ability or our subsidiaries’ ability to incur additional indebtedness. The notes will be structurally subordinated to the existing and future indebtedness of our subsidiaries.”

Principal, Maturity and Interest

We will issue up to $600 million aggregate principal amount of exchange notes in this exchange. We may issue additional notes under the indenture from time to time after this offering. The notes and any additional notes subsequently issued under the indenture will be treated as a single series for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions, and offers to purchase. We will issue exchange notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on January 15, 2020.

Interest on the notes will accrue at the rate of 8.75% per annum and will be payable semi-annually in arrears on January 15 and July 15, commencing on July 15, 2009. We will make each interest payment to the holders of record on the immediately preceding January 1 and July 1 (whether or not a Business Day).

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid or duly provided for, from the date it was most recently paid or duly provided for. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

We will pay all principal, interest, and premium, if any, on the notes in the manner described under “— Same-Day Settlement and Payment” below.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of the notes, and we or any of our subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. No service charges will be imposed by us, the trustee, or the registrar for any registration of transfer or exchange of notes, but holders may be required to pay all taxes due on transfer or exchange. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before mailing notice of any redemption of notes.

Optional Redemption

We may at our option, redeem the notes, in whole or in part, at any time at a redemption price equal to the greater of:

(1) 100% of the principal amount of the notes to be redeemed, plus accrued interest to the redemption date, and

(2) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal of and interest on the notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 50 basis points plus accrued interest to the redemption date.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption from the outstanding notes not previously called for redemption on a pro rata basis or by lot (whichever is consistent with the trustee’s customary practice).

No notes of $2,000 or less can be redeemed in part. Notices of optional redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on notes or portions of them called for redemption.

Mandatory Redemption

We are not required to make mandatory redemption or sinking fund payments with respect to the notes or to repurchase the notes at the option of the holders.

Certain Covenants

Except as set forth in this “Description of Notes,” neither we nor any of our subsidiaries will be restricted by the indenture from incurring additional indebtedness or other obligations, from paying dividends or making distributions on our or our subsidiaries’ equity interests, or from purchasing our or our subsidiaries’ equity interests. The indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the indenture does not contain any provisions that would require us to repurchase or redeem any of the notes in situations that may adversely affect the creditworthiness of the notes.

Liens

We will not, and will not permit any Subsidiary of ours to, issue, assume, or guarantee any Indebtedness secured by a Lien, other than Permitted Liens, upon any of our or any of our Subsidiaries’ property, now owned or hereafter acquired, unless the notes are equally and ratably secured with such Indebtedness until such time as such Indebtedness is no longer secured by a Lien.

Notwithstanding the preceding paragraph, we may, and may permit any Subsidiary of ours to, issue, assume or guarantee any Indebtedness secured by a Lien, other than a Permitted Lien, without securing the notes, provided that the aggregate principal amount of all Indebtedness of ours and any Subsidiary of ours then outstanding secured by any such Liens (other than Permitted Liens) does not exceed 15% of Consolidated Net Tangible Assets.

Merger, Consolidation, or Sale of Assets

We may not directly or indirectly consolidate with or merge with or into, or sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of our assets and properties and the assets and properties of our Subsidiaries (taken as a whole) in one or more related transactions to another Person unless:

(1) either: (a) we are the survivor; or (b) the Person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than us) or the Person to which such sale, assignment, transfer, lease, conveyance, or other disposition has been made expressly assumes by supplemental indenture, in form satisfactory to the trustee, executed by the successor person and delivered to the trustee, the due and punctual payment of the principal of and any premium and interest on all of the notes and the performance of all of our obligations under the indenture and the notes;

(3) we or the Person formed by or surviving any such merger will deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance, or other disposition and such supplemental indenture (if any) comply with the indenture and that all conditions precedent in the indenture relating to such transaction have been complied with; and

(4) immediately after giving effect to such transaction, no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing.

Upon any consolidation by us with or our merger into any other Person or Persons where we are not the survivor or any sale, assignment, transfer, lease, conveyance, or other disposition of all or substantially all of our properties and assets and the properties and assets of our subsidiaries (taken as a whole) to any Person or Persons in accordance herewith, the successor Person formed by such consolidation or into which we are merged or to which such sale, assignment, transfer, lease, conveyance, or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, ours under the indenture with the same effect as if such successor Person had been named as the Company therein; and thereafter, except in the case of a lease, the predecessor Person shall be released from all obligations and covenants under the indenture and the notes.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

Reports

We will

(1) file with the trustee, within 30 days after we are required to file the same with the Commission, unless such reports are available on the Commission’s EDGAR filing system (or any successor thereto), copies of the annual reports and of the information, documents, and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which we may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if we are not required to file information, documents, or reports pursuant to either of said Sections, then we shall file with the trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents, and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations;

(2) file with the trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such additional information, documents and reports with respect to compliance by us with the conditions and covenants of the indenture as may be required from time to time by such rules and regulations; and

(3) transmit to the holders of the notes within 30 days after the filing thereof with the trustee, in the manner and to the extent provided in Section 313(c) of the Trust Indenture Act, such summaries of any information, documents and reports required to be filed by us pursuant to clauses (1) and (2) of this paragraph as may be required by rules and regulations prescribed from time to time by the Commission.

In addition, so long as any notes remain outstanding, we will make available to all holders and to securities analysts and prospective investors in the notes, upon request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act unless such information is available on the Commission’s EDGAR filing system (or any successor thereto).

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of any interest on the notes;

(2) default in the payment of the principal of or any premium on the notes when the principal or premium becomes due and payable;

(3) failure by us duly to observe or perform any other of the covenants or agreements (other than those described in clause (1) or (2) above) in the indenture, which failure continues for a period of 60 days, or, in the case of the covenant set forth under “— Certain Covenants — Reports” above, which failure continues for a period of 90 days, after the date on which written notice of such failure, requiring the same to be remedied and stating that such notice is a “Notice of Default” has been given to us by the trustee, upon direction of holders of at least 25% in principal amount of then outstanding notes; provided, however, that if such failure is not capable of remedy within such 60-day or 90-day period, as the case may be, such 60-day or 90-day period, as the case may be, shall be extended by an additional 60 days so long as (i) such failure is subject to cure, and (ii) we are using commercially reasonable efforts to cure such failure; and provided, further, that a failure to comply with any such other agreement in the indenture that results from a change in GAAP shall not be deemed to be an Event of Default; or

(4) certain events of bankruptcy, insolvency or reorganization described in the indenture with respect to us.

In the case of an Event of Default arising from certain events of bankruptcy, insolvency, or reorganization with respect to us, the principal of all outstanding notes will automatically become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the holders of at least 25%, in the case of clauses (1) or (2) of this section, or of at least a majority, in the case of clause (3) of this section, in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold notice of any continuing default or Event of Default from holders of the notes if it determines that withholding notice is in their interest, except a default or Event of Default relating to the payment of principal of, or interest or premium, if any, on, the notes.

Holders of not less than a majority in principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any past or existing default or Event of Default under the indenture and its consequences except a continuing default (a) in the payment of principal of, or interest or premium, if any, on the notes or (b) in respect of a covenant or other provision of the indenture, which under the indenture cannot be modified or amended without the consent of the holder of each note then outstanding.

We are required to deliver to the trustee annually a statement regarding compliance with the indenture.

Modification and Waiver

The indenture provides that supplements to the indenture and any supplemental indentures may be made by us and the trustee for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of modifying in any manner the rights of the holders of notes under the indenture or under the notes, with the consent of the holders of not less than a majority in principal amount of the then outstanding notes; provided, however, that no such supplemental indenture may, without the consent of each holder:

(1) change the stated maturity of the principal of, or any premium or interest on, the notes, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable on redemption thereof or otherwise, or change the redemption provisions, or change the place of payment or currency in which the principal of, or any premium or interest with respect to the notes is payable, or impair or affect the right of any holder to institute suit for enforcement of any such payment on or after such payment is due (except a recission and annulment of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(2) reduce the percentage in principal amount of outstanding notes, the consent of the holders of which is required for any such supplemental indenture, or the consent of whose holders is required for any waiver of certain defaults and their consequences or reduce the requirements contained in the indenture for quorum or voting; or

(3) modify any of the provisions of the sections of such indenture relating to supplemental indentures with the consent of the holders, waivers of past defaults, or notes redeemed in part, except to increase any such percentage or to provide that certain other provisions of such indenture cannot be modified or waived without the consent of each holder affected thereby.

The indenture provides that we and the trustee may, at any time and from time to time, without the consent of any holders of the notes, enter into one or more supplemental indentures, in form satisfactory to the trustee, for any of the following purposes:

(1) to evidence the succession of another person to us, and the assumption by any such successor of our covenants in the indenture and in the notes;

(2) to add to our covenants or to surrender any right or power conferred on us pursuant to the indenture or the notes;

(3) to evidence and provide for acceptance of appointment of a successor trustee under the indenture;

(4) to cure any ambiguity, to correct or supplement any provision in the indenture that may be defective or inconsistent with any other provision of the indenture, to conform the text of the indenture or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture or the notes, or to make any other provisions with respect to matters or questions arising under such indenture; provided that no such action pursuant to this clause (4) shall adversely affect the interests of the holders in any material respect;

(5) to add any additional Events of Default;

(6) to pledge to the trustee as security for the notes any property or assets;

(7) to add guarantees in respect of the notes;

(8) to qualify the indenture under the Trust Indenture Act of 1939, as amended; or

(9) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture.

Discharge, Legal Defeasance and Covenant Defeasance

The indenture provides that we may satisfy and discharge our obligations under the notes and the indenture if:

(1) either:

(a) all notes previously authenticated and delivered have been accepted by the trustee for cancellation, except mutilated, lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to us or discharged from such trust; or

(b) all notes not delivered to the trustee for cancellation have become due and payable, mature within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee for giving the notice of redemption and we irrevocably deposit or cause to be deposited in trust with the trustee, as trust funds solely for the benefit of the holders, for that purpose, money, governmental obligations or a combination thereof sufficient (in the opinion of a nationally recognized independent registered public accounting firm expressed in a written certification thereof delivered to the trustee) to pay and discharge the entire indebtedness on the then outstanding notes to maturity or earlier redemption, as the case may be; and

(2) we pay or cause to be paid all other sums payable by us under such indenture; and

(3) we deliver to the trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Notwithstanding such satisfaction and discharge, our obligations to compensate and indemnify the trustee and the obligations by us and the trustee to hold funds in trust and to apply such funds pursuant to the terms of the indenture, with respect to issuing temporary notes, with respect to the registration, transfer and exchange of notes, with respect to the replacement of mutilated, destroyed, lost or stolen notes and with respect to the maintenance of an office or agency for payment, shall in each case survive such satisfaction and discharge.

The indenture provides that (i) we will be deemed to have paid and will be discharged from any and all obligations in respect of the notes, and the provisions of the indenture will, except as noted below, no longer be in effect (“defeasance”) and (ii) we may omit to comply with the covenants under “— Liens” and “— Merger, Consolidation or Sale of Assets,” and such omission shall be deemed not to be an event of default under clause (3) of the first paragraph of “— Events of Default” (“covenant defeasance”) and provided that the following conditions shall have been satisfied:

(1) we have irrevocably deposited or caused to be deposited in trust with the trustee as trust funds solely for the benefit of the holders of the notes, money or government obligations or a combination thereof sufficient (in the opinion of a nationally recognized independent registered public accounting firm expressed in a written certification thereof delivered to the trustee) without consideration of any reinvestment to pay and discharge the principal of and accrued interest on the then outstanding notes to maturity or earlier redemption, as the case may be;

(2) such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound;

(3) no Event of Default or event which with notice or lapse of time would become an Event of Default shall have occurred and be continuing on the date of such deposit;

(4) we shall have delivered to the trustee an opinion of counsel as described in the indenture to the effect that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of the option under this provision of the indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance or covenant defeasance had not occurred;

(5) we have delivered to the trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the defeasance or covenant defeasance have been complied with; and

(6) if the notes are to be redeemed prior to their maturity, notice of such redemption shall have been duly given or provision therefor satisfactory to the trustee shall have been made.

Notwithstanding a defeasance or covenant defeasance, our obligations with respect to the following will survive until otherwise terminated or discharged under the terms of the indenture or until no notes are outstanding:

(1) the rights of holders to receive payments in respect of the principal of, interest on or premium, if any, on the notes when such payments are due from the trust referred in clause (1) in the preceding paragraph;

(2) the issuance of temporary notes, the registration, transfer and exchange of notes, the replacement of mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and holding payments in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and our obligations in connection therewith; and

(4) the defeasance provisions of the indenture.

No Personal Liability

No director, officer, employee, incorporator, or stockholder will have any liability for any of our obligations under the notes or the indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Concerning the Trustee

If the trustee becomes a creditor of ours, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if the trustee acquires any conflicting interest (as defined in the Trust Indenture Act) after a default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security or indemnity satisfactory to it against any loss, liability, or expense.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to The Williams Companies, Inc., One Williams Center, Tulsa, Oklahoma 74172-0172; Attention: Treasurer.

Book-Entry, Delivery, and Form

The exchanges notes will be represented by one or more permanent global notes in registered form without interest coupons (collectively, the “Global Notes”).

The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC’s nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the Global Notes may be held through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC).

Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to DTC, to a nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in registered, certificated form (“Certificated Notes”) except in the limited circumstances described below. See “— Exchange of Certificated Notes for Global Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by it. We take no responsibility for these operations and procedures and urge investors to contact DTC or its participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes;

(2) we, at our option, and subject to the procedures of DTC, notify the trustee in writing that we elect to cause the issuance of Certified Notes; and

(3) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Euroclear and Clearstream may hold interest in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest, and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Company and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any agent of ours or of the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to, or payments made on account of, beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, at the due date of any payment in respect of securities such as the notes, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the notes as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for Certificated Notes, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear, or Clearstream or their respective Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof if:

(1) DTC notifies us that it is unwilling or unable to continue as depositary for the Global Notes or that it has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary within 120 days after the date of such notice from DTC;

(2) we, at our option and subject to the procedures of DTC, notify the trustee in writing that we elect to cause the issuance of the Certificated Notes; or

(3) an Event of Default has occurred and is continuing with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note.

Same-Day Settlement and Payment

We will make payments in respect of the notes represented by the Global Notes (including principal, interest, and premium, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. We will make all payments of principal, interest, and premium, if any, with respect to Certificated Notes (i) to holders having an aggregate principal amount of $2,000,000 or less, by check mailed to such holder’s registered address, or (ii) to holders having an aggregate principal amount of more than $2,000,000, by check mailed to such holder’s registered address or, upon application by a holder to the registrar not later than the relevant record date or in the case of payments of principal or premium, if any, not later than 15 days prior to the principal payment date, by wire transfer in immediately available funds to that holder’s account within the United States (subject to surrender of the Certificated Note in the case of payments of principal or premium), which application shall remain in effect until the holder notifies the registrar to the contrary in writing. The notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

“Board of Directors” means:

(1) with respect to the Company, the board of directors of the Company or any committee of the board of directors of the Company duly authorized to act generally or in any particular respect for the Company under the indenture;

(2) with respect to any other corporation, the board of directors of the corporation or any authorized committee thereof;

(3) with respect to a limited liability company, the managing member or managing members of such limited liability company or any authorized committee thereof;

(4) with respect to a partnership, the board of directors of the general partner of the partnership or any authorized committee thereof; and

(5) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or another place of payment are authorized or required by law, regulation or executive order to close.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights, or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership, or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or any successor agency.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date:

(1) the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or

(2) if the Quotation Agent obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Consolidated Net Tangible Assets” means at any date of determination, the total amount of assets of us and our Subsidiaries after deducting therefrom:

(1) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt); and

(2) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents, and other like intangible assets,

all as set forth, or on a pro forma basis would be set forth, on our consolidated balance sheet for our most recently completed fiscal quarter, prepared in accordance with GAAP.

“GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time.

“holder” means a Person in whose name a note is registered.

“Indebtedness” means, with respect to any specified Person, any obligation created or assumed by such Person, whether or not contingent, for the repayment of money borrowed from others or any guarantee thereof.

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of ours in which we or any of our Subsidiaries owns any Capital Stock.

“Lien” means any mortgage, pledge, lien, security interest, or other similar encumbrance.

“Non-Recourse Indebtedness” means any Indebtedness incurred by any Joint Venture or Non-Recourse Subsidiary which does not provide for recourse against us or any Subsidiary of ours (other than a Non-Recourse Subsidiary) or any property or asset of us or any Subsidiary of ours (other than the Capital Stock or the properties or assets of a Joint Venture or Non-Recourse Subsidiary).

“Non-Recourse Subsidiary” means any Subsidiary of ours (i) whose principal purpose is to incur Non-Recourse Indebtedness and/or construct, lease, own or operate the assets financed thereby, or to become a direct or indirect partner, member or other equity participant or owner in a partnership, limited partnership, limited liability partnership, corporation (including a business trust), limited liability company, unlimited liability company, joint stock company, trust, unincorporated association or joint venture created for such purpose (collectively, a “Business Entity”), (ii) who is not an obligor or otherwise bound with respect to any Indebtedness other than Non-Recourse Indebtedness, (iii) substantially all the assets of which Subsidiary or Business Entity are limited to (x) those assets being financed (or to be financed), or the operation of which is being financed (or to be financed), in whole or in part by Non-Recourse Indebtedness, or (y) Capital Stock in, or Indebtedness or other obligations of, one or more other Non-Recourse Subsidiaries or Business Entities, and (iv) any Subsidiary of a Non-Recourse Subsidiary; provided, that such Subsidiary shall be considered to be a Non-Recourse Subsidiary only to the extent that and for so long as each of the above requirements are met.

“Permitted Liens” means:

(1) any Lien existing on any property at the time of the acquisition thereof and not created in contemplation of such acquisition by us or any of our Subsidiaries, whether or not assumed by us or any of our Subsidiaries;

(2) any Lien existing on any property of a Subsidiary of ours at the time it becomes a Subsidiary and not created in contemplation thereof and any Lien existing on any property of any Person at the time such Person is merged or liquidated into or consolidated with us or any Subsidiary of ours and not created in contemplation thereof;

(3) purchase money and analogous Liens incurred in connection with the acquisition, development, construction, improvement, repair, or replacement of property (including such Liens securing Indebtedness incurred within 12 months of the date on which such property was acquired, developed, constructed, improved, repaired, or replaced) provided that all such Liens attach only to the property acquired, developed, constructed, improved, repaired, or replaced and the principal amount of the Indebtedness secured by such Lien shall not exceed the gross cost of the property;

(4) any Liens created or assumed to secure Indebtedness of ours or of any Subsidiary of ours maturing within 12 months of the date of creation thereof and not renewable or extendible by the terms thereof at the option of the obligor beyond such 12 months;

(5) Liens on accounts receivable and related proceeds thereof arising in connection with a receivables financing and any Lien held by the purchaser of receivables derived from property or assets sold by us or any Subsidiary of ours and securing such receivables resulting from the exercise of any rights arising out of defaults on such receivables;

(6) leases constituting Liens now or hereafter existing and any renewals or extensions thereof;

(7) any Lien securing industrial development, pollution control, or similar revenue bonds;

(8) Liens existing on the date of the indenture;

(9) Liens in favor of us or any of Subsidiary of ours;

(10) Liens securing Indebtedness incurred to refund, extend, refinance, or otherwise replace Indebtedness (“Refinanced Indebtedness”) secured by a Lien permitted to be incurred under the indenture; provided, that the principal amount of such Refinanced Indebtedness does not exceed the principal amount of Indebtedness refinanced (plus the amount of penalties, premiums, fees, accrued interest, and reasonable expenses incurred therewith) at the time of refinancing;

(11) Liens on any assets or properties, or pledges of the Capital Stock, of (a) any Joint Venture owned by us or any Subsidiary of ours or (b) any Non-Recourse Subsidiary, in each case only to the extent securing Non-Recourse Indebtedness of such Joint Venture or Non-Recourse Subsidiary;

(12) Liens on the products and proceeds (including insurance, condemnation, and eminent domain proceeds) of and accessions to, and contract or other rights (including rights under insurance policies and product warranties) derivative of or relating to, property permitted by the indenture to be subject to Liens but subject to the same restrictions and limitations set forth in the indenture as to Liens on such property (including the requirement that such Liens on products, proceeds, accessions, and rights secure only obligations that such property is permitted to secure);

(13) any Liens securing Indebtedness neither assumed nor guaranteed by us or any Subsidiary of ours nor on which we or they customarily pay interest, existing upon real estate or rights in or relating to real estate (including rights-of-way and easements) acquired by us or such Subsidiary, which mortgage Liens do not materially impair the use of such property for the purposes for which it is held by us or such Subsidiary;

(14) any Lien existing or hereafter created on any office equipment, data processing equipment (including computer and computer peripheral equipment), or transportation equipment (including motor vehicles, aircraft, and marine vessels);

(15) undetermined Liens and charges incidental to construction or maintenance;

(16) any Lien created or assumed by us or any Subsidiary of ours on oil, gas, coal, or other mineral or timber property owned by us or a Subsidiary of ours; and

(17) any Lien created by us or any Subsidiary of ours on any contract (or any rights thereunder or proceeds therefrom) providing for advances by us or such Subsidiary to finance gas exploration and development, which Lien is created to secure indebtedness incurred to finance such advances.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, or government or any agency or political subdivision thereof.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer Quotations” means, with respect to any Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that redemption date.

“Reference Treasury Dealers” means (i) Citigroup Global Markets Inc., Banc of America Securities LLC, Barclays Capital Inc. and J.P. Morgan Securities Inc. and their successors, unless any of such entities ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), in which case we shall substitute another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealers selected by us.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association, or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (whether general or limited) or limited liability company (a) the sole general partner or member of which is such Person or a Subsidiary of such Person, or (b) if there is more than a single general partner or member, either (x) the only managing general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of an exchange of outstanding notes for exchange notes in the exchange offer and the purchase, beneficial ownership, and disposition of the exchange notes. It is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. No ruling from the Internal Revenue Service (the “IRS”) has been or will be sought with respect to any aspect of the transactions described herein. Accordingly, no assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation. The following relates only to notes that are held as capital assets (i.e., generally, property held for investment). This summary does not address all of the U.S. federal income tax consequences that may be relevant to particular holders in light of their personal circumstances, or to certain types of holders that may be subject to special tax treatment (such as banks and other financial institutions, employee stock ownership plans, partnerships or other pass-through entities for U.S. federal income tax purposes, certain former citizens or residents of the United States, controlled foreign corporations, corporations that accumulate earnings to avoid U.S. federal income tax, insurance companies, tax-exempt organizations, dealers in securities and foreign currencies, traders in securities, brokers, persons who hold the notes as a hedge or other integrated transaction or who hedge the interest rate on the notes, “U.S. holders” (as defined below) whose functional currency is not U.S. dollars, or persons subject to the alternative minimum tax). In addition, this summary does not include any description of the tax laws of any state, local, or non-U.S. jurisdiction that may be applicable to a particular holder and does not consider any aspects of U.S. federal tax law other than income taxation.

For purposes of this discussion, a “non-U.S. holder” is an individual, corporation, estate, or trust that is a beneficial owner of the notes and that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation (or other business entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a court within the United States can exercise primary supervision over its administration, and one or more United States persons have the authority to control all of the substantial decisions of that trust (or the trust was in existence on August 20, 1996, and validly elected to continue to be treated as a U.S. trust).

A U.S. holder is an individual, corporation, estate, or trust that is a beneficial owner of the notes and is not a non-U.S. holder.

The U.S. federal income tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) that holds the notes generally will depend on such partner’s particular circumstances and on the activities of the partnership. Partners in such partnerships should consult their own tax advisors.

HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE EXCHANGE OFFER AND THE PURCHASE, OWNERSHIP, AND DISPOSITION OF THE NOTES AND THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER U.S. FEDERAL TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN THE FEDERAL INCOME TAX LAWS.

U.S. Federal Income Tax Consequences of the Exchange Offer to U.S. Holders and Non-U.S. Holders

The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not be a taxable transaction for U.S. federal income tax purposes. U.S. holders and non-U.S. holders will not recognize any taxable gain or loss as a result of such exchange and will have the same adjusted issue price, tax basis, and holding period in the exchange notes as they had in the outstanding notes immediately before the exchange.

U.S. Federal Income Tax Consequences to U.S. Holders

Treatment of Stated Interest

Stated interest on the notes will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrues in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes.

Additional Interest

Our obligation to pay you additional interest in the event that we failed to comply with specified obligations under the registration rights agreement may have implicated the provisions of Treasury regulations relating to “contingent payment debt instruments.” At the time of the issuance of the original notes, we believed that the likelihood of such additional interest being paid was remote. Therefore, we intend to take the position that the notes should not be treated as contingent payment debt instruments. However, the determination of whether such a contingency is remote or not is inherently factual. Therefore, we can give you no assurance that our position would be sustained if challenged by the IRS. A successful challenge of this position by the IRS could affect the timing and amount of a U.S. holder’s income and could cause the gain from the sale or other disposition of a note to be treated as ordinary income, rather than capital gain. Our position for purposes of the contingent debt regulations as to the likelihood of these additional payments being remote is binding on a U.S. holder, unless the U.S. holder discloses in the proper manner to the IRS that it is taking a different position. This disclosure assumes that the notes will not be considered contingent payment debt instruments.

Market Discount

A note that is acquired for an amount that is less than its principal amount by more than a de minimis amount (generally 0.25% of the principal amount multiplied by the number of remaining whole years to maturity), will be treated as having “market discount” equal to such difference. Unless the U.S. holder elects to include such market discount in income as it accrues, a U.S. holder will be required to treat any principal payment on, and any gain on the sale, exchange, retirement or other disposition (including a gift) of, a note as ordinary income to the extent of any accrued market discount that has not previously been included in income. In general, market discount on the notes will accrue ratably over the remaining term of the notes or, at the election of the U.S. holder, under a constant yield method. In addition, a U.S. holder could be required to defer the deduction of all or a portion of the interest paid on any indebtedness incurred or continued to purchase or carry a note unless the U.S. holder elects to include market discount in income currently. Such an election applies to all debt instruments held by a taxpayer and may not be revoked without the consent of the IRS.

Amortization of Premium

A U.S. holder, whose tax basis immediately after its acquisition of a note is greater than the sum of all remaining payments other than qualified stated interest payable on the note, will be considered to have purchased the note at a premium. “Qualified stated interest” is stated interest that is unconditionally payable at least annually at a single fixed rate. A U.S. holder may elect to amortize such bond premium over the life of the notes to offset a portion of the stated interest that would otherwise be includable in income. Such an election generally applies to all taxable debt instruments held by the holder on or after the first day of the first taxable year to which the election applies, and may be revoked only with the consent of the IRS. Holders that acquire a note with bond premium should consult their tax advisors regarding the manner in which such premium is calculated and the election to amortize bond premium over the life of the instrument.

Sale, Exchange, or other Disposition of the Notes

In general, upon the sale, exchange (other than for exchange notes pursuant to this exchange offer or a tax-free transaction), redemption, retirement at maturity, or other taxable disposition of a note, a U.S. holder will recognize taxable gain or loss equal to the difference between (1) the amount of the cash and the fair market value of any property received (less any portion allocable to any accrued and unpaid interest, which will be taxable as interest) and (2) the U.S. holder’s adjusted tax basis in the note. Gain or loss realized on the sale, retirement, or other taxable disposition of a note will generally be capital gain or loss. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

In general, a U.S. holder of the notes will be subject to backup withholding with respect to interest on the notes, and the proceeds of a sale of the notes, at the applicable tax rate (currently 28%), unless such holder (a) is an entity that is exempt from withholding (including corporations, tax-exempt organizations and certain qualified nominees) and, when required, demonstrates this fact, or (b) provides the payor with its taxpayer identification number (“TIN”), certifies that the TIN provided to the payor is correct and that the holder has not been notified by the IRS that such holder is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. In addition, such payments to U.S. holders that are not exempt entities will generally be subject to information reporting requirements. A U.S. holder who does not provide the payor with its correct TIN may be subject to penalties imposed by the IRS. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

Treatment of Stated Interest

Subject to the discussion of backup withholding below, under the “portfolio interest exemption,” a non-U.S. holder will generally not be subject to U.S. federal withholding tax on payments of interest on the notes, provided that:

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the non-U.S. holder is not, and is not treated as, a bank receiving interest on an extension of credit pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the non-U.S. holder is not a “controlled foreign corporation” that is related (directly or indirectly) to us; and

•	certain certification requirements are met.

Under current law, the certification requirement will be satisfied in any of the following circumstances:

•	If a non-U.S. holder provides to us or our paying agent a statement on IRS Form W-8BEN (or suitable successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the non-U.S. holder by name and address and stating, among other things, that the non-U.S. holder is not a United States person.

•	If a note is held through a securities clearing organization, bank or another financial institution that holds customers’ securities in the ordinary course of its trade or business, (i) the non-U.S. holder provides such a form to such organization or institution, and (ii) such organization or institution, under penalty of perjury, certifies to us that it has received such statement from the beneficial owner or another intermediary and furnishes us or our paying agent with a copy thereof.

•	If a financial institution or other intermediary that holds the note on behalf of the non-U.S. holder has entered into a withholding agreement with the IRS and submits an IRS Form W-8IMY (or suitable successor form) and certain other required documentation to us or our paying agent.

If the requirements of the portfolio interest exemption described above are not satisfied, a 30% withholding tax will apply to the gross amount of interest on the notes that is paid to a non-U.S. holder, unless either: (a) an applicable income tax treaty reduces or eliminates such tax, and the non-U.S. holder claims the benefit of that treaty by providing a properly completed and duly executed IRS Form W-8BEN (or suitable successor or substitute form) establishing qualification for benefits under the treaty, or (b) the interest is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and the non-U.S. holder provides an appropriate statement to that effect on a properly completed and duly executed IRS Form W-8ECI (or suitable successor form).

If a non-U.S. holder is engaged in a trade or business in the U.S. and interest on a note is effectively connected with the conduct of that trade or business, the non-U.S. holder will be required to pay U.S. federal income tax on that interest on a net income basis (and the 30% withholding tax described above will not apply provided the duly executed IRS Form W-8ECI is provided to us or our paying agent) generally in the same manner as a U.S. person. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the U.S. and its country of residence, and the non-U.S. holder claims the benefit of the treaty by properly submitting an IRS Form W-8BEN, any interest income that is effectively connected with a U.S. trade or business will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S. holder in the U.S. In addition, a non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the U.S.

Sale, Exchange, or other Disposition of the Notes

Subject to the discussion of backup withholding below, a non-U.S. holder generally will not be subject to U.S. federal income tax (or any withholding thereof) on any gain realized by such holder upon a sale, exchange, redemption, retirement at maturity, or other taxable disposition of a note, unless:

•	the non-U.S. holder is an individual present in the U.S. for 183 days or more during the taxable year of disposition and who has a “tax home” in the United States and certain other conditions are met; or

•	the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder (and, if an applicable income tax treaty so provides, the gain is attributable to a U.S. permanent establishment of the non-U.S. holder or a fixed base in the case of an individual).

If the first exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% on the amount by which its U.S.-source capital gains exceed its U.S.-source capital losses. If the second exception applies, the non-U.S. holder will generally be subject to U.S. federal income tax on the net gain derived from the sale, exchange, redemption, retirement at maturity or other taxable disposition of the notes in the same manner as a U.S. person. In addition, corporate non-U.S. holders may be subject to a 30% branch profits tax on any such effectively connected gain. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, the U.S. federal income tax treatment of any such gain may be modified in the manner specified by the treaty.

Information Reporting and Backup Withholding

When required, we or our paying agent will report to the IRS and to each non-U.S. holder the amount of any interest paid on the notes in each calendar year, and the amount of U.S. federal income tax withheld, if any, with respect to these payments.

Non-U.S. holders who have provided certification as to their non-U.S. status or who have otherwise established an exemption will generally not be subject to backup withholding tax on payments of principal or interest if neither we nor our agent have actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied.

Payments of the proceeds from the sale of a note to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, additional information reporting, but generally not backup withholding, may apply to those payments if the broker is one of the following: (a) a United States person, (b) a “controlled foreign corporation” for U.S. federal income tax purposes, (c) a foreign person 50 percent or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business, or (d) a foreign partnership with specified connections to the United States.

Payment of the proceeds from a sale of a note to or through the United States office of a broker will be subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. status or otherwise establishes an exemption from information reporting and backup withholding.

The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it acquired the outstanding notes for its own account as a result of market-making or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A participating broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. The registration rights agreement we executed in connection with the offering of the outstanding notes provides that we will generally not be required to amend or supplement this prospectus for a period exceeding 180 days after the expiration time of the exchange offer and participating broker-dealers shall not be authorized by us to deliver this prospectus in connection with resales after that period of time has expired.

We will not receive any proceeds from any sale of exchange notes by any participating broker-dealer. Exchange notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes, or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices, or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of the exchange notes. Any participating broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain matters with respect to the validity of the exchange notes will be passed upon for us by Gibson, Dunn & Crutcher LLP.

EXPERTS

The consolidated financial statements and schedule of The Williams Companies, Inc. at December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008, appearing in its May 2009 8-K, incorporated by reference herein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon and incorporated by reference herein, and included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Approximately 99% of Williams’ year-end 2008 U.S. proved reserves estimates included in its annual report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference herein, were either audited by Netherland, Sewell & Associates, Inc., or, in the case of reserves estimates related to properties underlying the Williams Coal Seam Gas Royalty Trust, were prepared by Miller and Lents, LTD.

$600,000,000

THE WILLIAMS COMPANIES, INC.

Exchange Offer for All Outstanding

8.75% Senior Notes due 2020
(CUSIP Nos. 969457 BR0, U96906 AF6, and 969457 BT6)
for new
8.75% Senior Notes due 2020
that have been registered under the Securities Act of 1933

PROSPECTUS

          , 2009

PART II

Item 20.	Indemnification of Directors and Officers

The following summary is subject to the complete text of the statutes and organizational documents of the registrant described below and are qualified in their entirety by reference thereto.

Section 145 of the Delaware General Corporation Law (the “DGCL”) sets forth the circumstances in which a Delaware corporation is permitted and/or required to indemnify its directors and officers. The DGCL permits a corporation to indemnify its directors and officers in certain proceedings if the director or officer has complied with the standard of conduct set out in the DGCL. The standard of conduct requires that the director or officer must have acted in good faith, in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to matters in a criminal proceeding, the director or officer must have had no reason to believe that his or her conduct was unlawful. With respect to suits by or in the right of the corporation, the DGCL permits indemnification of directors and officers if the person meets the standard of conduct, except that it precludes indemnification of directors and officers who are adjudged liable to the corporation, unless the Court of Chancery or the court in which the corporation’s action or suit was brought determines that the director or officer is fairly and reasonably entitled to indemnity for expenses. To the extent that a present or former director or officer of the corporation is successful on the merits or otherwise in his or her defense of a proceeding, the corporation is required to indemnify the director or officer against reasonable expenses incurred in defending himself or herself. The rights provided in Section 145 of the DGCL are not exclusive, and the corporation may also provide for indemnification under bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Company’s By-laws provide for indemnification by it of its directors and officers to the fullest extent permitted by the DGCL. In addition, the Company has entered into indemnity agreements with its directors and certain officers providing for, among other things, the indemnification of and the advancing of expenses to such individuals to the fullest extent permitted by law, and, to the extent insurance is maintained, for the continued coverage of such individuals.

Policies of insurance are maintained by the Company under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibits

See the Exhibit Index attached to this registration statement and incorporated herein by reference.

(b)	Financial Statement Schedules

Schedule II — Valuation and Qualifying Accounts for the Years ended December 31, 2008, 2007 and 2006, incorporated by reference in our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 28, 2009.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of the receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

To supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

That, for the purposes of determining any liability under the Securities Act of 1933, each filing of its annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it or them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tulsa, State of Oklahoma, on May 28, 2009.

THE WILLIAMS COMPANIES, INC.

/s/  La Fleur C. Browne
By:  La Fleur C. Browne
Title: Corporate Secretary

Name	Title	Date

* Steven J. Malcolm	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	May 28, 2009

* Donald R. Chappel	Senior Vice President, Chief Financial Officer (Principal Financial Officer)	May 28, 2009

* Ted T. Timmermans	Controller (Principal Accounting Officer)	May 28, 2009

* Joseph R. Cleveland	Director	May 28, 2009

* Kathleen B. Cooper	Director	May 28, 2009

* Irl F. Engelhardt	Director	May 28, 2009

* William R. Granberry	Director	May 28, 2009

* William E. Green	Director	May 28, 2009

* Juanita H. Hinshaw	Director	May 28, 2009

* W.R. Howell	Director	May 28, 2009

* George A. Lorch	Director	May 28, 2009

Name		Title	Date

* William G. Lowrie		Director	May 28, 2009

* Francis T. MacInnis		Director	May 28, 2009

* Janice D. Stoney		Director	May 28, 2009

*By:	/s/ La Fleur C. Browne
Name: La Fleur C. Browne As Attorney-In-Fact

EXHIBIT INDEX

Exhibit No.	Description

(3.1)	Restated Certificate of Incorporation, as supplemented (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, File No. 001-04174).
(3.2)	Restated By-Laws (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on September 24, 2008, File No. 001-04174).
(4.1)	Indenture, dated as of March 5, 2009, between The Williams Companies, Inc. and The Bank of New York Mellon Trust Company, N.A., as Trustee (including form of note) (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 11, 2009 File No. 001-04174).
(4.2)	Registration Rights Agreement, dated as of March 5, 2009, between The Williams Companies, Inc. and Citigroup Global Markets Inc., on behalf of themselves and the Initial Purchasers listed on Schedule I thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 11, 2009 File No. 001-04174).
5.1	Opinion of Gibson, Dunn & Crutcher LLP.
(12.1)	Statement of Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12 to the Company’s Current Report on Form 8-K filed on May 28, 2009 and Exhibit 12 to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2009, File Nos. 001-04174).
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).
23.3	Consent of Independent Petroleum Engineers and Geologists, Netherland, Sewell & Associates, Inc.
23.4	Consent of Independent Petroleum Engineers and Geologists, Miller and Lents, LTD
24.1	Power of Attorney.
25.1	Statement of Eligibility of Trustee, The Bank of New York Mellon Trust Company, N.A., on Form T-1.
99.1	Form of Letter of Transmittal.
99.2	Substitute Form W-9 and Guidelines for Certification of Taxpayer Identification Number of Substitute Form W-9.
99.3	Form of Notice of Guaranteed Delivery.
99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.5	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

( )	Previously filed.